SERVICES AGREEMENT

This Services Agreement (“Agreement”) is made as of July 1, 2025 (“Effective Date”), and is between Zinnia Tech Solutions LLC, a Delaware limited liability company with offices at 5801 SW Sixth Ave., Topeka, KS 66636 (“Zinnia”), and Delaware Life Insurance Company, a Delaware life insurance company with offices at 10555 Group 1001 Way, Zionsville, Indiana 46077(“Customer”, provided that, as the context may require, the term “Customer” includes the relevant Affiliate(s) of Customer to whom Zinnia is providing Services under an Order, as further set forth in Section 2.4).

1.	Definitions.

1.1.

“Affiliate” means, with respect to an entity, any other entity, whether incorporated or not, that is controlled by, controls or is under common control with such entity. “Control” means the ability, whether directly or indirectly, to direct the affairs of another by means of ownership, contract or otherwise.

1.2.	“Artificial Intelligence” has the meaning ascribed to it in Exhibit 6.

1.3.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

1.4.	“Claim” means any claim, demand, suit, action or proceeding brought by a third party (excluding Affiliates of the Indemnified Party) against an Indemnified Party.

1.5.

“Confidential Information” means any nonpublic information or data, whether in oral, visual, written, electronic, or other form, that is disclosed by or on behalf of one party (“Discloser”) to the other party or its Affiliate (“Recipient”) or learned by Recipient. Confidential Information specifically includes, but is not limited to (1) techniques, methods, pricing or practices, clients, developments, know-how, trade secrets, trademarks, copyrights, patents or other intellectual property rights; and (2) information designated as confidential or proprietary by the Discloser thereof or which the Recipient should reasonably understand to be confidential in nature based on the circumstances of its disclosure or content. Confidential Information also includes the nonpublic portions of Services and Customer Materials and Customer Data. Confidential Information does not include information that: (a) is or subsequently becomes publicly available without breach of any obligation owned by Recipient or its employees, contractors, agents, officers or other representatives, (b) is or subsequently becomes known to the Recipient from a source other than Discloser and such disclosure does not result from any breach of an obligation of confidentiality owed with respect to such Confidential Information, or (c) is independently developed without reference to any Confidential Information in any form as can be proven by documentary or other evidence.

1.6.	“Critical Service Level” means each Service Level Category identified in the service level table in an Order to this Agreement that is designated as critical (C).

1.7.	“Customer Confidential Information” means Confidential Information disclosed by or on behalf of Customer.

1.8.	“Customer Data” has the meaning ascribed to it in the Data Processing Addendum.

1.9.	“Customer Material” means all materials, including Customer Data, provided by Customer to Zinnia in the course of utilizing Services.

1.10.	“Default Performance Failure” means the occurrence of any of the following, provided that the failure is not materially caused by or contributed to by any act or omission of Customer:

1.10.1.	For Service Levels measured monthly, in any consecutive three calendar months, Zinnia has four or more Faults in each of those months;

1.10.2.	For Service Levels measured monthly, in any single calendar month, Zinnia has five or more Faults;

1.10.3.	Zinnia has a Fault for the same Service Level for four consecutive reporting periods; or

1.10.4.	In any consecutive four calendar months (for Service Levels measured monthly), Zinnia fails to perform at the Minimum Service Level for three or more Key Service Levels in each of those months.

1.11.

“Divested Business” means one or more of Customer’s Affiliates, business units, blocks, lines of business, product segments, or other subsets of its business that Customer may sell, spin-off, or otherwise divest its interests in.

1.12.	“End Date” means the later of (1) the expiration or termination of the applicable Order and (2) the last day of the Termination Assistance Period.

1.13.

“Experience Data” means aggregated, deidentified, or anonymized experience data, statistical data or other information derived from Customer Data or Customer’s usage of the Services; provided that such Experience Data does not identify Customer or any individual, and is not capable of being reverse-engineered to do so. Experience Data shall not include data used in a manner that discloses Customer’s Confidential Information.

1.14.	“Fault” means Zinnia’s failure to attain the Minimum Service Level for a given Critical Service Level in a given reporting period.

1.15.	“General Terms” means the terms and conditions set forth in this document, excluding all attachments, exhibit or addenda.

1.16.

“Indemnified Damages” means any and all liabilities, losses, damages, awards, final judgments, fines, penalties, settlements, taxes, claims, court costs or reasonable out-of-pocket attorneys fees and expenses arising from any third party claim that are incurred by a Customer Indemnitee or Zinnia Indemnitee, as applicable, subject to the limitations and exclusions set forth in this Agreement.

1.17.

“Insolvency” means an event which results in a party: (1) ceasing to carry on business as a going concern, making a general assignment for the benefit of creditors, filing a voluntary petition in bankruptcy petitioning for or instituting a liquidation under any bankruptcy, insolvency, incorporation or other applicable laws; or (2) having a petition in bankruptcy or any other case or proceeding in bankruptcy involving liquidation, dissolution or winding-up is filed, commenced or instituted against the other and remains undismissed for a period of thirty (30) calendar days; or (3) having a receiver or trustee is appointed for all or substantially all of the property and assets of the other.

1.18.

“Jointly Developed IP” means intellectual property developed collaboratively by the parties pursuant to an Order. For avoidance of doubt, Jointly Developed IP excludes all Zinnia Materials and Customer Materials. Any such Jointly Developed IP must be expressly identified as Jointly Developed IP the applicable Order.

1.19.	“Key Service Level” means each Service Level Category identified in the service level table in an Order to this Agreement that is designated as key (K).

1.20.

“Key Zinnia Personnel” means Zinnia or Zinnia Affiliate relationship managers, delivery leads, operations leads, incident management leads, and project managers who regularly interact with Customer or Customer Affiliate personnel.

1.21.

“Material Error” means a failure of Zinnia to perform any of the Services in accordance with this Agreement or any Order, which failure could reasonably be expected to have a material adverse effect on Customer, or a policy or contract holder of Customer. A Material Error does not include:

1.21.1.	issues caused by Customer’s systems, instructions or data provided by Customer to Zinnia;

1.21.2.

failures or delays caused by Customer’s third-party service providers or Customer’s vendors (other than Zinnia, its controlled Affiliates, or any other Affiliate of Zinnia which is acting as a subcontractor of Zinnia in connection with the Services);

1.21.3.	Customer’s misuse, alteration, or unauthorized use of the Services;

1.21.4.	any condition to the extent arising from factors outside of Zinnia’s reasonable control that Zinnia could not have prevented or mitigated with commercially reasonable efforts; or

1.21.5.	functionality that was tested in accordance with an agreed test plan and accepted by Customer.

1.22.	“Minimum Service Level” means, with respect to each Service Level in an Order to this Agreement, the level of performance designated as such in the service level table in such Order to this Agreement.

1.23.

“Operating Guidelines” means the work flows and procedures used by Zinnia to perform the Services, as defined in the applicable Order, in conformity with: (i) applicable law in accordance with Customer’s interpretation thereof as may be requested by Zinnia or as otherwise required to be provided by Customer in accordance with the terms of this Agreement and in either case only as provided in writing by an officer or an authorized designee of Customer as notified to Zinnia from time to time; (ii) prudent business standards for detecting and preventing suspicious activity, (iii) prudent internal controls; (iv) general industry standards; and (v) those procedures and interpretations of applicable law specific to Customer and unique to the Services as may be reasonably specified in writing by Customer in accordance with this Agreement and subsequently revised in accordance with this Agreement.

1.24.

“Malicious Code” means (1) any code, program, or sub-program whose knowing or intended purpose is to damage or interfere with the operation of the computer system containing the code, program or sub-program, or to halt, disable or interfere with the operation of the software, code, program, or sub-program, itself, or (2) any device, method, or token that permits any person to circumvent the normal security of the software or the system containing the code.

1.25.

“Order” means Zinnia’s applicable ordering document (such as an order form, statement of work, or purchase order) describing the particular Services being purchased and mutually executed by the parties. Each Order will specify, based on advice from Zinnia, whether such Order relates to TPA Services (as defined in the Third Party Administration Addendum) or Technical Services (as defined in the Technical Services Addendum).

1.26.	“Pass-Through Expense” means the out-of-pocket expenses associated with a Service labeled as “Pass-Through Costs” in an Order.

1.27.

“Services” means Zinnia’s insurance technology, engagement and/or administration services, including any support or related implementation services, licensed software, and software-as-a-service offerings, in each case as specified on an Order. Each Order will incorporate by reference the Professional Services Addendum, Technical Services Addendum or the Third Party Administration Addendum, as the case may be.

1.28.	“Services Addendum” means supplemental addendum(s) to this Agreement containing terms applicable to certain categories of Services. At least one Services Addendum is a prerequisite to Orders.

1.29.

“Significant Operational Change” means any change to the way Zinnia provides the Services that is reasonably expected to materially and adversely impact Zinnia’s performance of any obligations under this Agreement or any Order, or in any other manner materially and adversely impact the quality of the Services. Notwithstanding the foregoing, “Significant Operational Change” also means material large staffing changes, moving entire operational functions to an alternate location, or any other large scale change in how Zinnia provides the Services that, while not necessarily adverse, still may have a significant impact on Customer.

1.30.

“Termination Assistance Period” means a period of time commencing upon notice of termination or of non-renewal of this Agreement and/or any Order, in whole or in part, by either party at any time, regardless of reason, for a period of time up to twenty-four (24) months after the date on which the termination or non-renewal referred to above becomes effective, during which Zinnia will provide the Termination Assistance Services in accordance with Section 12.

1.31.

“Termination Assistance Services” means (1) the continued provision of the Services (or any replacements thereof or substitutions therefore), during the Termination Assistance Period, (2) Zinnia’s reasonable cooperation with Customer and/or any successor service provider designated by Customer to support the completion of transfer of the Services to Customer or such other service provider within the Termination Assistance Period, effecting any necessary data transfer, and any other services necessary or appropriate in order to facilitate such transfer), and (3) any additional or new services reasonably requested by Customer to facilitate the transfer of the Services under the applicable Order to Customer or such other service provider; in each case, to be documented in an Order for such services that Zinnia and Customer shall promptly execute.

1.32.	“Zinnia Confidential Information” means Confidential Information disclosed by or on behalf of Zinnia.

1.33.	“Zinnia Personnel’ means the employees, agents, subcontractors, contractor laborers, and representatives of Zinnia performing, or supporting the performance of, Services under this Agreement.

2.	Framework.

2.1.	The General Terms establish the contractual framework for the performance of Services by Zinnia to Customer or Customer Affiliates in an Order, pursuant to Orders executed by Zinnia and Customer.

2.2.

This Agreement consists of (a) the General Terms, (b) all attachments, exhibits or addenda that reference, or that are referenced by, the General Terms, including Services Addenda, and (c) all Orders. Each of the foregoing are part of the Agreement and all references to the Agreement includes the foregoing.

2.3.	Zinnia and Customer will execute the appropriate Services Addendum for the category(ies) of Services ordered by Customer.

2.4.

Affiliates of Customer may execute Orders with Zinnia, and such Orders will be governed by the terms of this Agreement. The relevant Services will be provided to Customer Affiliates under the respective Orders. Zinnia will provide a separate invoice in respect of each Order to each applicable Customer Affiliate where such Customer Affiliate executed the Order. All references to “Customer” in this Agreement refer to Customer or Customer’s Affiliate (as applicable) that is a party to one or more Orders for all purposes of this Agreement. Each Customer Affiliate that executes an Order Form under this Agreement shall be deemed a separate and independent “Customer” solely with respect to such Order Form. Zinnia’s obligations, and the rights and remedies of the applicable Customer Affiliate, shall apply only in relation to that Customer Affiliate’s Order Form. For clarity, Zinnia shall not be required to pursue or defend claims against multiple Customer Affiliates jointly (although Customer Affiliates may bring separate claims against Zinnia at the same time, even if such claims involve similar facts, and such Customer Affiliates may use the same counsel for such claims and otherwise discuss such claims), and each Customer Affiliate’s obligations and liabilities shall be several and not joint. Zinnia is not obligated to provide Services unless and until Zinnia and Customer (or Customer’s Affiliate) execute an Order.

2.5.

If there is a conflict between the provisions of the documents constituting this Agreement, then the following order of precedence will apply (highest to lowest): (a) the Order, (b) the attachments, exhibits, or addenda that reference or that are referenced by, the General Terms, including Services Addenda, and (c) the General Terms.

3.	Orders.

3.1.

Zinnia is obligated to provide the Services under each Order using a standard of care that a reasonably diligent and skilled company providing similar services would use to perform such activities. In the event Zinnia fails to comply with any performance standard, and at Customer’s request, Zinnia will promptly: (i) perform a root cause analysis to identify that cause of such failure; (ii) provide Customer with a report detailing the cause of, and procedure for correcting, such failure; (iii) provide to Customer the proposed procedure for correcting such failure; (iv) correct such failure in accordance with such procedure; (v) provide weekly (or more frequent, if appropriate) updates to Customer on the status of the correction efforts; (vi) upon completion of the remedial steps, provide Customer with such confirmation; and (vii) provide to Customer reasonable access to review Zinnia’s compliance with the remedial steps or otherwise monitor Zinnia’s performance. Material changes to the scope of an Order may only be made in a writing signed by both parties (“Change Order”). If Zinnia fails to exercise the standard of care that a reasonably diligent and skilled company providing similar services would exercise in scoping a project and, as a result, fails to highlight or query the Customer regarding a functional requirement needed from the Customer, and such omission results in additional costs to modify the Deliverables beyond the costs that would have been incurred had the requirement been identified initially, the parties shall negotiate in good faith to equitably allocate the financial responsibility for the resulting change order.

3.2.

Zinnia may subcontract portions of the Services to the subcontractors identified in Exhibit 3 attached hereto. Zinnia will not delegate or subcontract any Services under any Order beyond those subcontractors identified in Exhibit 3 without the prior written consent of Customer (such consent to be provided within 60 days of Zinnia’s request, if Customer does so consent, and shall not be unreasonably withheld, conditioned, or delayed), provided that Customer’s consent will not be required with respect to any delegation or subcontracting to Zinnia’s Affiliates or subcontractors providing incidental or administrative support in the ordinary course of business, such as telecommunications, hosting, printing, or similar services, as long as such Zinnia Affiliate is not a direct competitor of Customer. No subcontracting will release Zinnia from any responsibility for its obligations under this Agreement (including all Orders). Certain Services that require a governmental license, such as TPA Services (as defined in the Third Party Administration Addendum). and Brokerage Services (as defined in the Third Party Administration Addendum) will be performed by an appropriately licensed Zinnia Affiliate. Any Zinnia Affiliate that performs any such TPA Services or Brokerage Services, as applicable, will be a party to such Addendum and to any orders relating to such TPA Services or Brokerage Services, as applicable. If such Services are included in an Order, the term “Zinnia” will be deemed to refer to the appropriately licensed Zinnia Affiliate in connection with all such Services. Any particular Services will be subject to only one of the Professional Services Addendum, Technical Services Addendum or the Third Party Administration Addendum, and the documentation will make clear which Addendum governs each element of the Services; and each Order will correctly classify the Services to which such Order relates as being subject to either the Technical Services Addendum or the Third Party Administration Addendum. Zinnia shall be solely responsible for the correct classification of the Services and for any governmental penalties or other matters relating to any claim by a regulator or other governmental authority to the effect that any Services not classified by Zinnia as TPA Services or Brokerage Services or performed by an appropriately licensed Zinnia Affiliate should be performed by such an Affiliate. Zinnia Affiliates who provide services related to the Agreement are not third parties for the purposes of Section 13.7.

3.3.

The fees for the Services are as specified in the applicable Order. Beginning on January 1, 2026, Zinnia may increase the pricing under any Order annually to reflect changes in the average annual United States Department of Labor Consumer Price Index — All Urban Consumers (1982-84=100) (the “CPI”) for the prior calendar year; provided that such increase will not exceed [***] in 2026, [***] in 2027, 2.5% in 2028, and [***] in 2029. If a CPI increase applies to Customer, Zinnia will notify Customer at least thirty (30) days in advance of the renewal date. In addition, Customer will reimburse Zinnia for reasonable travel expenses incurred in performing the Services (including reasonable travel, meal, lodging, and mileage expenses), provided, however that such reasonable expenses will (i) be pre-approved in writing by Customer, (ii) be charged to Customer based on actual costs incurred without markup, and (iii) comply with Customer’s travel and expense policies as communicated to Zinnia in writing. To the extent Zinnia has received invoices from the providers of Pass-Through Costs, Zinnia will bill such Pass-Through Costs to Customer monthly adding an administrative fee of [***] in 2025, [***] in 2026, [***] in 2027, [***] in 2028, and [***] in 2029. Unless otherwise set forth in an Order, Customer will pay such undisputed fees within forty-five (45)) days of Customer’s receipt of (i) the invoice and (ii) copies of all supporting documents that are material to how Zinnia calculated the charges and fees for such invoice so Customer can verify the invoiced amounts.

3.4.

Unless a different timeline is specifically set forth in this Agreement or in an Order, all invoices must be initially submitted to Customer no later than three (3) months after the end of the month in which actual performance of the Services pertaining to such invoice occurred. The foregoing does not apply to charges for Pass-Through Expenses, provided that Pass-Through Expenses must be invoiced to Customer no later than one (1) month after Zinnia receives the invoice and no later than six (6) months after the actual products or services pertaining to the invoice were tendered. Any noncompliant invoices or charges on an invoice shall not be payable by Customer; provided that to the extent the same invoice contains charges that were timely submitted, Customer shall pay the timely portion of the invoice. Zinnia may charge interest at [***] (or the highest rate permitted by law, if less) from the date that payment is due until the date of actual payment on any undisputed fees which are overdue.

3.5.

Any fees described in an Order are exclusive of all applicable taxes, which are the sole and exclusive responsibility of Customer (excluding all income, property and employment taxes levied on Zinnia, all of which are the sole responsibility of Zinnia) unless Customer is exempt from any such taxes and furnishes Zinnia with a certificate of exemption. If Customer disagrees that any such tax is due, Customer shall have the right to seek an administrative determination from the applicable taxing authority, and Zinnia agrees, at Customers’ expense, to reasonably cooperate with Customer in such effort.

4.	Intellectual Property.

4.1.

Excluding Customer Materials, Customer Confidential Information, and all modifications, enhancements and derivative works thereof, Zinnia, its Affiliates, and its suppliers retain all rights in Zinnia Confidential Information and all data processing techniques, business and policy administration policies, practices, procedures, processes, techniques and work flows and ideas and know-how developed by Zinnia for the Services including all copyrights, patents, trade secrets, trademarks and any other intellectual property rights, and all copies, partial copies, adaptations, additions, collective works, compilations, derivative works, enhancements, modifications, and translations thereof (collectively, “Zinnia Materials”). Except as otherwise provided herein, in a Services Addendum or in an Order, this Agreement grants no ownership rights to Customer. No license express or implied is granted to Customer except as expressly provided under this Agreement.

4.2.

Excluding Zinnia Materials, Zinnia Confidential Information, and all modifications, enhancements and derivative works thereof, all (a) Customer Materials and all Customer Confidential Information, (b) all modifications, enhancements and derivative works thereof without regard to whether such modifications, enhancements and derivative works were developed by Customer, (c) all intellectual property rights with respect thereto, and (d) policies, processes, work flows, and interpretations of applicable law unique to administering any applicable Policies (as defined in the TPA Addendum) as may be reasonably specified in writing by Customer in accordance with this Agreement, shall be, as between Customer and Zinnia, the exclusive property of Customer.

4.3.

Except for in the course of performing the Services, Zinnia will not use the name, trademark, service mark, trade name, logo or other commercial or product designations of Customer in any way, in print or electronic format or on a web or internet site, without the prior written consent of Customer in each instance. Zinnia shall not issue any press release regarding this Agreement or the Services unless Customer agrees in writing to the issuance of such press release and the content of such press release.

4.4.

Excluding all information described in Sections 4.1 and 4.2 and all intellectual property rights with respect thereto, except as may be otherwise expressly set forth in any Order, the following shall govern:

4.4.1.	Any Jointly Developed Materials and all intellectual property rights with respect thereto, shall, as between the Parties, be the exclusive property of Customer.

4.4.2.

Zinnia irrevocably and unconditionally assigns to Customer all its right, title and interest in and to the Jointly Developed Materials, including, without limitation, all intellectual property rights with respect thereto.

4.4.3.

Zinnia shall have a non-exclusive, non-assignable, non-transferable, irrevocable, perpetual, royalty-free right to use the Jointly Developed Materials in its business, without any further obligation to Customer with respect to such Jointly Developed Materials.

4.5.

Customer grants to Zinnia a nonexclusive license to use the Customer Materials solely to the extent and as necessary to (i) provide the Services and (ii) create and improve Experience Data. All Customer Materials will remain the sole property of Customer. Notwithstanding the foregoing, Zinnia owns all right, title and interest in and to the Experience Data; provided, however, Zinnia shall not sell, distribute, disclose, or otherwise make available to any third party the Experience Data unless the Experience Data is aggregated, deidentified, or anonymized such that it does not, and reasonably cannot be used to, identify Customer or any related party as the source of the data, nor any natural person.

4.6.

Zinnia hereby grants Customer a non-exclusive, non-assignable, royalty-free right to use, modify, enhance, copy, perform, display, create derivative works from and otherwise use, and the right to authorize the its designees to use, modify, enhance, copy, perform, display, create derivative works from and otherwise use, the Operating Guidelines applicable to: (i) the extent necessary for Customer to receive the Services during the Term; (ii) receive the Termination Assistance Services in accordance with Section 12 below; and (iii) after the End Date, the extent necessary for Customer to administer those Contracts administered by Zinnia as of the end of the Term. Customer will have a continuing right to use the Operating Guidelines (including a license to Zinnia Materials to the extent embedded in the Operating Guidelines) in its related business activities, including sharing the Operating Guidelines with one or more replacement providers, subject to the replacement provider being obligated to limit the use of any Zinnia Materials embedded in the Operating Guidelines solely for the purpose of assisting Customer and to treat same as confidential and proprietary information of Zinnia.

4.7.

By submitting suggestions or other feedback regarding the Services to Zinnia, Customer agrees that Zinnia may (but is not obligated to) use and share such feedback for any purpose (fully anonymized) without obligation to Customer.

5.	Confidentiality.

5.1.

Neither party may use the other party’s Confidential Information except as necessary to provide or receive the Services being provided under the Agreement. Each party will hold in strict confidence the other party’s Confidential Information under a standard of care that is no less restrictive than the standard applied to its own confidential materials, but no less than a reasonable standard of care. Neither party may disclose the other party’s Confidential Information to anyone other than a person who is bound by confidentiality obligations no less protective than those described in this Agreement and who needs to know the information to perform such party’s obligations under this Agreement.

5.2.

The Recipient may disclose Confidential Information of the Discloser if it is compelled by law to do so, provided the Recipient gives sufficient notice to the other party (to the extent legally permitted) to enable it to challenge the demand, and reasonable assistance, at the Discloser’s cost, if the Discloser wishes to contest the disclosure.

5.3.

Upon request, each party will return or destroy (at the other party’s election) all copies of the other party’s Confidential Information in the party’s possession or control. However, each party may retain copies of Confidential Information if and to the extent required by law or on such party’s backup and disaster recovery systems until the ordinary course deletion thereof, as may reasonably be necessary; provided, that the parties shall continue to be bound by the terms and conditions of this Agreement with respect to such retained Confidential Information (including confidentiality and data protection obligations).

5.4.

Zinnia will cooperate with Customer, including by providing to Customer upon request, such electronic copies of Customer Data residing in Zinnia software in connection with performing the Services in a mutually agreeable timeframe and mutually acceptable format.

6.	Security and Data Processing.

6.1.

Zinnia will (a) protect the Customer Data under the terms of the Security Procedures attached to this Agreement as Exhibit 1 and (b) process the Customer Data under the terms of the Data Processing Addendum attached to this Agreement as Exhibit 2.

7.	Obligations of the Parties.

7.1.	In performance of its obligations under this Agreement, each party will comply with applicable laws, rules and regulations that pertain to each party’s operation of its business and specific industry.

7.2.

Each of Zinnia and Customer represents and warrants that (a) it has the corporate right, power and authority to enter into this Agreement and perform its obligations hereunder; (b) an authorized representative has executed this Agreement; (c) no consent, approval, or withholding of objection is required from any external authority or party with respect to the entering into of this Agreement; and (d) it is under no obligation or restriction, nor will it assume any such obligation or restriction, that would in any way interfere or conflict with any of its obligations under this Agreement.

7.3.

Zinnia’s performance may be dependent on Customer’s performance of its responsibilities and on timely decisions and approvals by Customer. Zinnia’s failure to perform will be excused to the extent its non-performance is caused by Customer. Zinnia will be entitled to rely upon the accuracy and completeness of information provided by, and upon the decisions and approvals of, Customer.

7.4.

Customer is solely responsible for the accuracy, content and legality of all Customer Material. Customer warrants that Customer has and will have sufficient rights in the Customer Material to grant the rights to Zinnia subject to Section 4.5 of this Agreement and that the use of the Customer Material by Zinnia in accordance with this Agreement will not violate the privacy or intellectual property rights of any third party.

7.5.

Zinnia covenants to Customer that: (a) it has and at all times will have the expertise and resources to perform the Services in a professional and workmanlike manner; (b) it shall perform the Services in accordance with the Operating Guidelines and standards generally accepted in the industry for similar services; (c) it shall perform the Services in accordance with applicable laws, rules, and regulations; (c) the Zinnia Personnel are and will be properly educated, trained and qualified for the Services they are to perform; (d) each deliverable which may be identified in an Order will conform in all material respects to the specifications thereof in the applicable Order, if any; (e) it will not intentionally or negligently introduce into any Customer Materials any Malicious Code and will use commercially reasonable efforts to prevent any such Malicious Code from entering Customer Materials under the control of Zinnia or otherwise accessed or used by Zinnia in the performance of this Agreement; (f) it has obtained and will at all times during the Term maintain all applicable consents, permits and/or licenses necessary to perform the Services; (g) it has not paid or caused to be paid and will not pay or cause to be paid, directly or indirectly, any wages, compensation, gifts or gratuities to any employee or agent of Customer or to any government agent, official, or employee for the purpose of influencing any decisions with respect to the making of this Agreement, or in connection with any Services contemplated hereby; and (h) all of Zinnia’s employees, and to the best of its knowledge, any agents, representatives, or subcontractors of Zinnia that perform Services under this Agreement, are eligible to legally work and accept employment in the United States or such other country from which the Services will be provided. From time to time, Zinnia may provide reports, statements, or accountings to Customer. Customer shall use commercially reasonable efforts to review such reports, statements, or accountings to verify the accuracy and completeness of the same and notify Zinnia of any issues. However, Zinnia shall not consider any such reports, statements, or accountings as confirmed by Customer unless Customer has so expressly confirmed to Zinnia.

7.6.

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THE SERVICES ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS. THERE ARE NO OTHER WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THOSE OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NONINFRINGEMENT, ACCURACY, OMISSIONS, COMPLETENESS, OR CURRENTNESS. ZINNIA DOES NOT WARRANT THAT THE USE OF THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE.

8.	Indemnification, Limitation of Liability.

8.1.	Indemnification by Zinnia.

8.1.1.

Zinnia will indemnify, defend and hold harmless Customer and its Affiliates and their respective directors, officers, employees and agents (collectively, the “Customer Indemnitees”) from and against and with respect to all Indemnified Damages relating to any Claim, (i) to the extent based upon, arising out of, or resulting from Zinnia’s or its agents’ (including its Affiliates’ and subcontractors’) (a) breach of its representations and warranties, covenants, or confidentiality, data protection or data security obligations under this Agreement, except for Zinnia’s covenant in Section 7.5(b); or (b) fraud, gross negligence or willful misconduct; or (c) payment errors to the extent caused by Zinnia (other than the amount of any payments made by Customer or its Affiliates to their customers to replace amounts that were not paid by Zinnia due to the payment error); or (d) any deficiency noted in any audit report, but, in respect of this clause (d) only if (1) such deficiency could reasonably be expected to have a material adverse effect on Customer or a policy or contract holder of Customer; (2) Zinnia was notified of such material deficiency in writing; (3) the parties agree on a commercially reasonable mitigation or remediation of such deficiencies; provided that if the parties cannot so agree, either party may refer the failure to agree for arbitration pursuant to Section 9; (4) if the agreed mitigation or remediation requires a Change Order, such Change Order is executed by the parties in good faith; (5) Zinnia failed to remediate such deficiency within the period agreed to by the parties or pursuant to arbitration (“Remediation Period”); and (6) the Claim exists after the expiration of the Remediation Period and is reasonably related to Zinnia’s failure to timely cure the deficiency, provided that nothing in (d) will limit or impede any other rights of Customer in the Agreement; or (ii) that alleges that the Services or the Customer’s use of the Services infringe any third party intellectual property rights (an “Infringement Claim”)

8.1.2.

Zinnia will have no obligation to indemnify Customer for any Infringement Claim to the extent it arises from or relates to: (a) Customer’s use of Services in combination with any other technology or material not provided by Zinnia where the infringement would not have occurred but for such combination, excluding any combination required by Zinnia or otherwise necessary to use the Services in the form provided by Zinnia, and only to the extent the combination itself gives rise to the Infringement Claim, (b) any act or omission performed or permitted by Customer that is in violation of this Agreement, or (c) any Customer Material.

8.1.3.

If a Claim is made or if Zinnia believes a Claim is possible, Zinnia, at its sole expense and option, may obtain licenses or make replacements or modifications or spend money as are necessary for Customer to continue its use of the Services, provided that the replacement or modification has the equivalent or better features, functionalities, operability, reliability and performance (from Customer’s reasonable perspective) as the original Services, or if none of the above is commercially reasonable, terminate the affected Service(s). If Zinnia terminates the affected Service(s) under this Section, Zinnia will refund Customer a pro-rated amount of the fees prepaid for use of the portion of the Services not yet furnished as of the termination date. In addition, if the termination of a Service could reasonably be expected to materially and adversely affect the features, functionalities, operability, reliability and performance (from Customer’s reasonable perspective) of any other Services, then Customer may in its discretion terminate any or all such other Services and Zinnia will refund Customer a pro-rated amount of the fees prepaid for use of the portion of the Services not yet furnished as of the termination date. For the avoidance of doubt, Customer shall not be entitled to recover indemnified amounts under this Section 8.1 to the extent such amounts have been recovered under any other remedy or provision of this Agreement, and any indemnity amounts shall be net of amounts already reimbursed, credited, refunded, or otherwise recovered by Customer in respect of the same underlying loss or damage.

8.2.	Indemnification by Customer.

8.2.1.

Customer will indemnify, defend, and hold harmless Zinnia and its Affiliates, and their respective directors, officers, employees and agents (collectively, “Zinnia Indemnitees”) from and against and with respect to all Indemnified Damages relating to any Claim to the extent based upon, arising out of or resulting from (A) Customer’s or its agents’ (including its Affiliates’ and subcontractors’) (i) breach of its representations and warranties in Section 7.2, (ii) breach of Section 5; or (iii) fraud, gross negligence or willful misconduct or (B) arising out of or relating to Zinnia’s good faith reliance on Customer’s written instructions.

8.3.

Indemnification Procedure. If a party entitled to indemnification (the “Indemnified Party”) becomes aware of any indemnifiable Claim, such party will give the other party (the “Indemnifying Party”) written notice of the Claim as soon as reasonably practicable, provided that any delay in providing such written notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent that the indemnifying party’s settlement or defense of the indemnified claim is materially prejudiced by such delay. The Indemnified Party will provide reasonable assistance, at the expense of the Indemnifying Party, with the Indemnifying Party and its counsel in the defense or settlement of the Claim and will allow the Indemnifying Party to have sole control of the defense or settlement. Subject to the prior sentence, the Indemnified Party will have the right to participate (without control over the action), at its own expense, in the defense or settlement of such Claim to protect its interests. To take advantage of the indemnity, the Indemnified Party must use all commercially reasonable efforts to mitigate its Indemnified Damages; any costs (including internal costs) of such mitigation shall be paid by the Indemnifying Party. The Indemnifying Party shall not enter into any settlement or consent to any final judgment without the prior written consent of the Indemnified Party, unless such settlement or judgment (a) includes a written release for the Indemnified Party of all liability, and (b) does not (i) impose any monetary obligation; (ii) admit any liability on or fault of the Indemnified Party; (iii) limit the Indemnified Party’s rights under this Agreement or in its own property; or (iv) impose any obligations on the Indemnified Party. The indemnity obligations of the Indemnifying Party will be contingent on the Indemnified Party’s reasonable compliance with this process. Notwithstanding the foregoing provisions of this Section 8.3, if a Claim is brought by a policyholder or regulator of Customer and Zinnia is obligated to indemnify such Claim, then Customer shall have the right, at Customer’s sole discretion, to solely control the defense and/or settlement of such Claim with Zinnia being liable for the final award of damages or settlement of such Claim and for the reasonable attorney’s fees and costs incurred by Customer; provided, however, that (i) Customer may not settle or compromise any such Claim without Zinnia’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed, and (ii) Customer shall obtain Zinnia’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed, for the selection of counsel to defend such Claim.

8.4.	Limitation of Liability.

8.4.1.

Subject to Section 8.4.2, in no event will either party be liable for any loss of use, lost data, interruption of business, costs of delay, lost profits, or indirect, special, incidental, exemplary or consequential loss or damages arising from or related to this Agreement (including business interruption, lost business, lost profits or lost savings) whether or not such party has been advised of the possibility of such loss or damages. Subject to Section 8.4.2, each party’s maximum aggregate liability for all claims relating to this Agreement (whether in contract or tort, including negligence and strict liability, or by statute or otherwise) will not exceed [***] (the “Standard Cap”). Any action by either party must be brought within three (3) years after the cause of action arose or becomes known (or should have become known) to the party seeking indemnification, whichever date is later.

8.4.2.

Neither the indirect damages waiver nor the Standard Cap set forth in Section 8.4.1 will apply to liability with respect to: (i) losses caused by a party’s fraud, gross negligence or willful misconduct, (ii) losses caused by a breach of a party’s confidentiality, data protection or data security obligations hereunder, (iii) Customer’s obligations to pay fees and expenses when due, (iv) Zinnia’s indemnification obligations under Sections 8.1.1.(i)(b)-(d); (v) Customer’s indemnification obligations under Sections 8.2.1(ii)-(iii); or (vi) Zinnia’s intentional refusal to provide any material portion of the Termination Assistance Services, unless such intentional refusal is due to a breach by Customer under this Agreement which prevents provision thereof. Each party’s liability with respect to Sections 8.4.2(ii), 8.4.2(iii), 8.4.2(iv), and 8.4.2(v) above shall not exceed [***] the Standard Cap.

9.	Dispute Resolution.

9.1.	Prior to the initiation of any formal dispute resolution procedures, the parties shall first attempt to resolve any dispute with respect to this Agreement or an Order as follows.

9.1.1.

Upon the request of a party, each party to any such dispute shall promptly vest a designated senior management level representative who does not devote substantially all of his or her time to this Agreement or the applicable Order with authority to settle the dispute. Such representatives shall meet one or more times, as they deem necessary or advisable, and attempt in good faith to resolve the dispute. The meeting(s) will be held reasonably promptly after the request therefore is furnished at an agreed location or via conference call. If the designated representatives cannot resolve the matter within thirty (30) days after the request for attempt at informal resolution pursuant to this Section is furnished by the requesting party to the receiving party, or for such longer period upon which the parties respective representatives may agree in writing to continue to attempt to resolve the dispute informally, then either party may elect to submit the dispute for resolution in accordance with the mediation procedure set forth in Section 9.2. If and when a dispute is resolved, the parties shall promptly act in accordance with the terms of such resolution, including making any payments that are owed.

9.1.2.

During the negotiations, all reasonable requests made by one party to the other for non-privileged information reasonably related to the dispute shall be promptly honored. Any information, discussions, or offers exchanged between the parties shall be privileged, confidential, and without prejudice to a party’s legal position in any formal proceedings. All such information, discussions, and offers will be considered settlement discussions and inadmissible in any subsequent proceedings.

9.1.3.

This Section 9.1 shall not be construed to prevent a party from instituting, and a party is authorized to institute, formal proceedings earlier to avoid the expiration of any applicable limitations period or to seek an injunction or any other equitable remedy.

9.2.

If the parties are unable to resolve the dispute through the informal resolution process set forth in Section 9.1.1, either party may initiate mediation by providing written notice to the other party. The parties shall attempt to agree on a mediator within fifteen (15) days of such notice. If the parties cannot agree on a mediator, either party may request appointment by the American Arbitration Association. The mediation shall be conducted in accordance with the AAA Commercial Mediation Procedures. Each party shall bear its own costs and the parties shall share equally the mediator’s fees. If the dispute is not resolved through mediation within sixty (60) days after the appointment of the mediator, then either party may institute such actions as may be permitted at law or in equity.

9.3.

Pending the resolution of a good faith dispute between Customer, on the one hand, and Zinnia, on the other hand, under this Agreement or an Order, Zinnia and Customer shall continue to perform hereunder and under such Order unless otherwise stated in this Agreement.

10.	Insurance.

10.1.

Zinnia will obtain from a company or companies having a current A.M. Best Rating of A- VIII or better, and maintain in force during the Term and for not less than two (2) years thereafter, the following insurance coverages in the minimum amounts indicated:

TYPE OF COVERAGE	REQUIRED AMOUNT

Workers Compensation	Statutory Limits

Employer’s Liability (bodily injury by disease per person, by accident policy limit, by disease policy limit)	[***]

Comprehensive General Liability Insurance including Broad Form Contractual, Broad Form Property Damage, Personal Injury and Advertising Liability, Competed Operation and Products coverage	[***]

Medical Payments	[***]

Comprehensive Auto Liability including Owned, Non-owned and Hired Motor Vehicles coverage which are operated on behalf of Zinnia pursuant to Zinnia’s activities hereunder	[***]

Umbrella/Excess Liability on a following form basis	[***]

Professional Liability (including technology and telecommunications liability, professional services liability, media liability, network security/privacy injury)	[***]

Blanket Fidelity Bond	[***]

Cybersecurity Liability Insurance (including coverage for legal and expert fees; notifications; investigation/forensic and restoration costs; crisis management/public relations; credit monitoring/identity protection services; call center expenses; network interruption and extra expense/business interruption; data protection loss; information security and privacy liability; and cyber threat extortion costs)	[***]

10.2.	Zinnia will, promptly upon request, provide Customer with a certificate or certificates of Insurance evidencing that the above insurance requirements have been satisfied.

11.	Term and Termination.

11.1.

The initial term of this Agreement commences on the Effective Date and will remain in effect for a period of five (5) years (the “Initial Term”) unless terminated earlier in accordance with this Agreement, and shall thereafter renew automatically for successive one (1) year periods (each, a “Renewal Term”, and together with the Initial Term, the “Term”), unless a party provides written notice to the other party of its intent not to renew at least ninety (90) days prior to the end of the then-current term. Customer may terminate this Agreement upon notice when no Order is in effect. Notwithstanding anything to the contrary, upon any termination of this Agreement, all Orders not also terminated will remain in effect for their respective terms and this Agreement will survive for long as necessary to govern such remaining Orders.

11.2.

Customer may, wholly or partially, terminate the Order for TPA Services at any time after the first anniversary of the Effective Date of this Agreement by providing at least ninety (90) days’ prior written notice to Zinnia. To the extent termination of any TPA Services renders certain Technical Services irrelevant, Customer, in the TPA Services cancellation notice, may request termination of such irrelevant Technical Services (other than FAST, Mercury, Zinnia Live, LifeCad, SED, MCS, Onbase, Orion, Blackline, and Digital Event Processing), and such consent by Zinnia shall not be unreasonably withheld where Customer’s termination of such Technical Service would result in a demonstrable reduction in the cost of providing the Technical Services to Delaware. Fees for any such terminated TPA Services or, if mutually agreed, Technical Services will be payable only through the date as of which such Services terminate. If Customer exercises its termination right in this Section causing any of the Services identified in Exhibit 4, attached hereto, to be terminated, the parties agree the total fees under the TPA Order Form will be reduced by the corresponding percentage stated in Exhibit 4 for such terminated Services. For any terminated TPA Services or Technical Services not identified in Exhibit 4, the total fees due from Customer shall be reduced by the fees for the Services being terminated, and Customer and Zinnia shall promptly discuss in good faith and agree on such fee reductions; Zinnia’s proposed allocation of a portion of the total fees to any such terminated services shall be reasonably supported by documentary evidence and shall include an appropriate portion of overheads. Any dispute shall be resolved in accordance with Section 9.

11.3.

Either party may terminate this Agreement and/or any Order(s) (i) if the other party materially breaches this Agreement and such breach has not been cured within thirty (30) days of receiving notice specifying the breach or (ii) in the event of Insolvency of the other party by providing sixty (60) days written notice and such Insolvency is not cured within sixty (60) days after written notice thereof. If (i) Zinnia or any applicable Zinnia Affiliate makes a general assignment for the benefit of creditors or files a voluntary petition in bankruptcy; or (ii) a petition in bankruptcy or any other case or proceeding in bankruptcy, receivership, reorganization, liquidation, dissolution or winding-up is filed, commenced, or instituted against Zinnia or any applicable Zinnia Affiliate and remains undismissed for thirty (30) days, Zinnia shall notify Customer within ten (10) days. In such event and to the extent permitted by law, Customer may terminate this Agreement and/or any Order. If (i) Delaware Life Insurance Company makes a general assignment for the benefit of creditors or files a voluntary petition in bankruptcy; or (ii) a petition in bankruptcy or any other case or proceeding in bankruptcy, receivership, reorganization, liquidation, dissolution or winding-up is filed, commenced, or instituted against Delaware Life Insurance Company and remains undismissed for thirty (30) days, Customer shall notify Zinnia within ten (10) days. In such event and to the extent permitted by law, Zinnia may terminate this Agreement and/or any Order. Customer may terminate this Agreement and/or any Order(s) if Zinnia fails to comply with the Operating Guidelines, and such failure results in, or could reasonably be expected to result in, a material adverse impact to Customer and such failure has not been cured within thirty (30) days of Zinnia receiving notice specifying the failure. Customer may terminate this Agreement and/or any applicable Order(s) for Zinnia’s Default Performance Failure upon at least thirty (30) days’ prior notice to Zinnia. In addition to any of its other rights or remedies (including termination rights), Zinnia may suspend provision of Services (a) if Customer is thirty (30) days or more overdue on a payment of an undisputed amount, (b) if Zinnia reasonably determines suspension is necessary to avoid material harm to Zinnia or its other customers (in which case Zinnia shall give Customer a detailed explanation as long as possible before any such suspension and make commercially reasonable efforts to avoid such suspension), or (c) as required by law.

11.4.

Upon the termination of this Agreement and/or any Order(s) pursuant to Section 11.2 or 11.3 prior to the completion of the applicable Services, Customer shall be refunded a pro-rata portion of any pre-paid fees applicable to the remainder of the terms. For the avoidance of doubt, Customer shall not be liable to pay any fees for any Services (or portion thereof) that are terminated or suspended from being performed by Zinnia.

11.5.

Any terms of this Agreement that expressly survive termination or expiration, or by their nature ought to survive termination or expiration, including without limitation Sections 8, 12 and 13, will survive, including provisions regarding confidentiality, disclaimers, exclusions and limitation of liability, indemnification, effect of termination, controlling law and jurisdiction, notices and other provisions of interpretation and enforcement.

12.	Termination Assistance.

12.1.	The following applies with respect to Services under each Order, unless set forth otherwise in the applicable Order:

12.1.1.

At least ninety (90) days before expiration of the term of an Order, or in the case of a whole or partial termination of this Agreement or one or more Orders, for any reason other than as described in Section 12.1.4 below, Customer may request Zinnia to provide Termination Assistance Services, and in such case, Zinnia will so provide in accordance with the applicable Order for such Termination Assistance Services provided that such Order will conform with all applicable requirements of Termination Assistance Services set forth in this Agreement. Unless otherwise specified in writing by Customer, the Termination Assistance Services shall commence on the date such notice is received by Zinnia and shall continue for the Termination Assistance Period. At any time during the Termination Assistance Period, Customer may terminate all remaining Services by providing sixty (60) days written notice. Notwithstanding the foregoing, Customer may begin planning for the Termination Assistance Services, with reasonable help from Zinnia, prior to or around the time of officially providing the Termination Assistance notice contemplated in this subsection and such planning will not alter the official commencement date of such notice nor be deemed to constitute such notice.

12.1.2.

Termination Assistance Services above and beyond the Services shall be provided as the Termination Assistance Services for which Customer shall pay Zinnia at the time and materials rates set forth in the applicable Order for Termination Assistance Services which rates shall be comparable to the then-current prevailing rate for similar services that Zinnia generally offers to its other similarly situated customers. For the avoidance of doubt, to the extent any Services are performed during the Termination Assistance Period, such Services shall be performed in accordance with this Agreement at the same rate then in effect under the applicable Order (as may be adjusted for CPI).

12.1.3.

As part of the Termination Assistance Services, Zinnia will, upon written request of Customer and at Customer’s expense, provide Customer with an extract of all data relating to the Contracts, including all Books and Records (as defined in the TPA Addendum), which are then retained by Zinnia in a non-proprietary form and format as may be requested by Customer.

Until expiration of the Termination Assistance Period, Zinnia will promptly: (i) answer questions from Customer or Customer’s agents regarding the Services; and (ii) deliver to Customer any remaining reports and documentation owned by Customer still in Zinnia’s possession.

12.1.4.

Subject to Customer’s compliance with the payment obligations in Section 12.1.2 above and Section 12.1.10 below, Zinnia will provide the Termination Assistance Services regardless of the reason for expiration or termination of the applicable Order. Notwithstanding the foregoing, to the extent Customer has: (1) “Materially Breached” (as hereinafter defined) its obligations under Section 4 or Section 5, and such breach is capable of being cured through commercially reasonable efforts by Customer, and (2) Customer fails to cure such breach in all material respects after notice from Zinnia, then Zinnia shall not be obligated to provide any Services, including any Termination Assistance Services impacted by such material breach or if providing such Services or Termination Assistance Services would cause Zinnia further losses. For purposes of this subsection (i), a “Material Breach” of Section 4 or Section 5 means a breach that would: (y) endanger the trade secret status or confidentiality status of the Services; or (z) cause Zinnia to breach or remain in breach of its contractual obligations or statutory duties to one or more third parties in connection with the Services which are the subject of such breach by Customer. Notwithstanding the foregoing, nothing herein shall limit Zinnia from pursuing injunctive relief as a result of a material breach by Customer of its obligations under Section 4 or Section 5.

12.1.5.

If Customer terminates this Agreement by reason of Zinnia’s Insolvency, all licenses and rights of use granted under this Agreement for the benefit of the Customer are deemed to be, for the purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses to rights in “intellectual property” as defined under the Bankruptcy Code. Accordingly, the Customer will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Accordingly, the Customer will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Upon the commencement of bankruptcy proceedings by or against Zinnia under the Bankruptcy Code, the Customer may retain the license rights and use rights as expressly granted in this Agreement.

12.1.6.

From time to time, Customer may sell, spin-off, divest its interests in, or otherwise become disaffiliated with one or more Affiliates, business units, blocks, lines of business, product segments, or other subsets of its business (“Divested Business”). At Customer’s request, Zinnia shall continue to provide the Services, or the portion of the Services designated by Customer, to such Divested Business for up to 24 months following the divestiture or the balance of the Term of this Agreement (whichever is sooner to occur) under the then-current terms and conditions of this Agreement and the applicable Order(s), including pricing. Unless and until a Divested Business (or the acquirer of such Divested Business) enters into contract with Zinnia or its Affiliate(s) for receipt of services in place of the Services under this Agreement, any use of the Services by such Divested Business shall be deemed use of the Services by Customer and subject to all of the terms and conditions of the Agreement, and unless the Divested Business or the acquirer of the Divested Business assumes responsibility for the performance of the relevant obligations of Customer, Customer shall be responsible for such Divested Business’s acts or omissions to the same extent as if such acts or omissions were by Customer.

12.1.7.

If a Divested Business is an entity (as opposed to a business unit, line of business, or other subset), at the entity’s option, such entity may retain all or any Orders such entity has executed with Zinnia and such entity and Zinnia will enter into identical service agreement and addenda as in this Agreement (except for routine deviations needed to conform to such entity’s name and corporate particulars).

13.	Miscellaneous.

13.1.

Except for correspondence exchanged in the ordinary course of the day-to-day performance of this Agreement, notices under this Agreement must be in writing and must be sent to the intended recipient by prepaid registered letter or commercial courier (e.g. UPS), at its address specified above, as may be changed by a party upon notice. Notices will be effective on the date sent.

13.2.

Neither party may assign or delegate any rights or obligations under this Agreement, whether by operation of law or otherwise without the prior written consent of the other party, provided that: (i) Customer may assign this Agreement and/or any Order to one of its Affiliates by providing notice to Zinnia (provided that such Affiliate is not a competitor of Zinnia); and (ii) Zinnia may assign this Agreement and/or any Order to one of its Affiliates by providing notice to Customer (provided that such Affiliate is not a competitor of Customer and provided such Affiliate has the operational and financial capability to fully perform this Agreement and all Orders). Any purported assignment in violation of this paragraph is void. This agreement is binding upon the party’s respective successors and permitted assigns.

13.3.

Each party will comply with all applicable export control laws and economic sanctions programs relating to its respective business, facilities, and the provision of services or products to third parties, including such applicable U.S. laws. Unless separately agreed by Zinnia, Zinnia is not responsible for compliance with any such laws or regulations applicable to Customer or Customer’s industry that are not applicable to Zinnia generally, including compliance obligations imposed on Customer due to anti-money laundering, sanctions, anti-corruption and anti-bribery laws and regulations.

13.4.

This Agreement is to be governed and interpreted under the laws of New York, without regard to conflicts of laws provisions. The exclusive jurisdiction and venue of any action brought with respect to this Agreement are the federal courts within Manhattan, New York, and if such federal courts do not have jurisdiction, then the federal and state courts in Wilmington, Delaware.

13.5.

EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL AND THAT THE OTHER PARTY HAS IN NO WAY INDICATED THAT IT MIGHT NOT ENFORCE THIS WAIVER.

13.6.	This Agreement creates no joint venture, partnership, employment, or agency relationship between the parties.

13.7.	There are no third-party beneficiaries under this Agreement. Zinnia Affiliates, and Customer Affiliates that have executed an Order, are not considered third parties for purposes of this section.

13.8.

Subject to Section 13.9, neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of service to the extent the default, failure or interruption is caused by, directly or indirectly, acts of God, civil or military authority, reasonably unforeseen unavailability of suitable parts, materials, labor or transportation, or any cause beyond the party’s reasonable control (“Force Majeure Event”) but only if the delayed party: (i) gives the other party written notice of the cause promptly; (ii) uses commercially reasonable best efforts to correct the failure or reduce the delay in its performance; and (iii) used its commercially reasonable best efforts to mitigate the risk associated with the event, in light of the severity of damages the event could cause the other party, including, without limitation, maintaining adequate inventories of replacement parts and equipment and materials, and maintaining adequate human resource procedures to reduce reliance on certain employees or contractors. Neither party shall be excused under this Section from its payment obligations. To the extent reasonably possible, the party affected by the Force Majeure Event shall commence performance promptly upon the cessation of the Force Majeure Event.

13.9.

Zinnia shall maintain a disaster recovery and business continuation plan and the necessary resources and capabilities covering the data center facilities, if any, used by Zinnia to fully perform the Services under this Agreement in accordance with a commercially reasonable and prudent on-going assessment of the foreseeable risks that could prevent or impair Zinnia’s performance under this Agreement (“Disaster Recovery and Business Continuation Plan”). Upon request, Zinnia will provide to Customer reasonable summaries of the Disaster Recovery and Business Continuation Plan to enable Customer to verify the sufficiency of the Disaster Recover and Business Continuation Plan. Zinnia agrees that it will test the Disaster Recovery and Business Continuation Plan at least once every calendar year during the term hereof and, upon request, certify to Customer that the Plan is fully operational. Upon request, Zinnia shall provide Customer with summaries of the test results, together with Zinnia’s plan to remediate any identified deficiencies in the Disaster Recover and Business Continuation Plan.

13.10.

If for any reason a court of competent jurisdiction finds any term of this Agreement to be invalid, illegal or unenforceable, that term will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. A party may not waive a right or remedy except pursuant to a writing executed by such party. No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement, and no course of dealing between the parties, operates as a waiver or estoppel of any right, remedy or condition. A waiver made in writing on one occasion is effective only in that instance and only for the purpose that it is given and is not to be construed as a waiver of any future occasion. No single or partial exercise of any right or remedy under this Agreement precludes the simultaneous or subsequent exercise of any other right or remedy. The rights and remedies of the parties set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity or by statute. No amendment, alteration or modification to this Agreement will be binding unless in writing and signed by duly authorized representatives of each party. This Agreement may be executed in any number of counterparts, each of which when so executed will be deemed to be an original, and all of which taken together will constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or email transmission will be effective as delivery of an originally executed counterpart of this Agreement.

13.11.

Subject to the limitations set forth in Sections 8.4, in any litigation or arbitral or other proceeding between the parties hereto arising out of or in connection with this Agreement, the prevailing party is entitled to recover its reasonable costs, legal fees and expenses (excluding allocated costs of in-house staff counsel).

13.12.

In this Agreement: (a) references to any law, legislative act, rule, or regulation mean references to such law, legislative act, rule or regulation in changed or supplemented form or to a newly adopted law, legislative act, rule or regulation replacing a previous law, legislative act, rule or regulation; (b) references and mentions of the word “including” or “include” or the phrase “e.g.” will mean “including, without limitation” or “include, without limitation”; (c) unless otherwise specifically provided: (i) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding,” (ii) the word “dollar” and the symbol “$” refer to United States Dollars, and ((d) unless otherwise specifically set forth in this Agreement, all consents and approvals to be given by either party under this Agreement shall not be unreasonably withheld, delayed, denied or conditioned and each party shall make only reasonable requests under this Agreement; and (e) this Agreement and all documents relating to the transactions contemplated hereby, having been fully negotiated, shall not be construed against any particular party on the basis that an ambiguity is construed against the drafter. The article and section headings are used in this Agreement for reference and convenience only and do not affect this Agreement’s construction or interpretation.

13.13.

This Agreement, together with the exhibits, schedules, attachments and Orders, comprises the entire agreement between Customer and Zinnia in connection with the subject matter hereof and supersedes all prior or contemporaneous negotiations, discussions, or agreements, whether written or oral, between the parties regarding the subject matter contained in the Agreement. The parties acknowledges and agree that, unless otherwise specified in a written instrumented signed by an officer of each party, no changes, modifications or additional terms to this Agreement are valid or binding on the parties, even if such changes, modifications or additional terms contain provisions to the contrary.

13.14

All notices required or permitted under this Agreement (other than routine operational notices where email is acceptable) shall be in writing and delivered to the receiving party at the address set forth below or at another address the receiving party may designate by written notice from time to time. Delivery shall be made in person, by certified mail, return receipt requested, or by nationally recognized overnight courier service.

If to Customer:

Delaware Life Insurance Company

10555 Group 1001 Way

Zionsville, IN 46077

Attn; General Counsel

With a required copy to: legalnotices@delawarelife.com

If to Zinnia:

Zinnia Tech Solutions LLC

5801 SW Sixth Avenue

Topeka, KS 66636

Attn: Legal Team

With a copy to legalnotice@zinnia.com

14.	Estimates for Services.

15.

For all portions of the Services where the parties have not already agreed on specific pricing as set forth in this Agreement or an Order, such as hourly rate services or time and materials services, Zinnia will propose to Customer an estimate for such Services prior to Zinnia performing such Services. The estimate will include all phases for such Services. Customer will promptly review such estimate and provide written approval or rejection of such estimate. Zinnia will not perform any Services unless and until Customer has provided written approval of the estimate for such Services. Approved estimates shall not exceed the greater of (a) [***] or (b) [***] without both parties executing a Change Order agreeing to such estimate overage. If such Services require Zinnia to propose to Customer a written estimate pursuant to this Section and (i) Zinnia fails to submit such written estimate to Customer, (ii) Customer rejects such written estimate, or (iii) Customer approves such written estimate but the cost exceeds the amount in (a) or (b) (as applicable) without both parties executing a Change Order agreeing to such estimate overage, and Zinnia performs such Services in whole or in part, then Zinnia will not be entitled to any compensation or fees for such Services, and Customer will not owe any compensation or fees for such Services, and Customer will be entitled to fully realize the benefits of such Services just as if such Services had been performed like any other Services under this Agreement.

16.	Zinnia Personnel.

16.1 As between Zinnia and Customer, Zinnia is responsible for the control, supervision, and direction of, and has sole authority to control, supervise, and direct, Zinnia Personnel in respect of their provision of the Services on behalf of Zinnia to or for the benefit of Customer. Zinnia also has sole authority and responsibility for the selection, hiring, promotion, demotion, dismissal, firing, training, and setting of salaries, wages, and benefits of Zinnia Personnel who are employees of Zinnia or Zinnia’s Affiliates, and with respect to any complaints of Zinnia Personnel, Customer does not have an obligation, right, or authority to supervise, direct, discharge, or discipline any Zinnia Personnel. All acts, omissions, mistakes, errors, breaches, and faults committed by Zinnia Personnel shall be directly attributed to Zinnia and Zinnia shall be directly liable for same.

16.2 All costs incurred by Zinnia with respect to Zinnia Personnel directly or indirectly utilized to perform the Services, including all salaries, wages, benefits (including compensation, insurance, disability insurance, employees’ pension plan, employee welfare benefit plan, unemployment insurance, vacations or leave), and employment-related taxes, shall, as between Zinnia and Customer, be borne solely, exclusively, and entirely by Zinnia. The parties do not intend, under this Agreement or otherwise, that Customer shall be required to create, maintain, or provide any benefits or rights for any Zinnia Personnel.

16.3 If Customer becomes reasonably dissatisfied with any Key Zinnia Personnel’s performance and such dissatisfaction is based on objective, documented performance issues that materially affect the delivery of Services, Customer may provide written notice to Zinnia with the specific reason(s) for Customer’s dissatisfaction and direction as to whether Customer would like Zinnia to attempt to correct the unsatisfactory performance or replace such Key Zinnia Personnel. The parties will then promptly discuss the matter in good faith, and Zinnia will use commercially reasonable efforts to comply with Customer’s reasonable direction on the matter within sixty (60) days.

17.	Significant Operational Change.

17.1.

Prior to Zinnia making any Significant Operational Change, Zinnia shall provide at least sixty (60) days’ prior written notice to Customer before implementing such change, describing in detail the nature of the change and anticipated impacts. The parties shall then discuss such Significant Operational Change with Customer having the opportunity to voice any concerns and provide other necessary input. If a Significant Operational Change is likely to negatively impact

Customer or the Services, then Zinnia shall create and implement, at least thirty (30) days prior to implementing the Significant Operational Change, a risk mitigation strategy that reasonably prevents any negative impacts of such change on Customer and the Services and Zinnia will share a copy of such risk mitigation strategy with Customer. Zinnia will consider in good faith any concerns or suggestions reasonably voiced by Customer in implementing the Significant Operational Change.

18.	Errors in the Services.

18.1.

Zinnia will promptly notify Customer in writing upon discovering a Material Error in the Services. The notice will include reasonable detail sufficient for Customer to assess the nature and potential impact of the error. The parties will cooperate in good faith to determine appropriate corrective action. Zinnia will not be entitled to any compensation, fees, or other payment for assisting in investigating or resolving the Material Error or investigating or resolving any direct or indirect adverse consequences resulting from the Material Error. Any time incurred by Zinnia in diagnosing or resolving issues that are not Material Errors as defined above, including investigation of problems not caused by Zinnia’s operations or systems, will be billable to Customer at Zinnia’s then-current time and materials rates.

18.2.	[***].

18.3.

The parties agree that (i) Zinnia will not be required to reimburse Customer for any overpayment amounts and (ii) the recovery of any overpayments made to customers shall be the responsibility of Customer and initiated at Customer’s sole discretion and that Zinnia shall reasonably and promptly assist Customer with this effort as Customer deems necessary, at Zinnia’s expense.

18.4.

In addition to any other remedies available to Customer, Customer may set-off amounts it owes to Zinnia against amounts otherwise owed by Zinnia under this section as long as (1) Zinnia has failed to timely reimburse Customer for costs as required in this section and (2) Customer provides at least five (5) days’ prior written notice to Zinnia informing Zinnia that Customer will set-off such amounts.

20.	Service Locations.

Zinnia and its subcontractors shall access Customer Data and perform the Services only from the countries identified in Exhibit 5 or identified in the applicable Order. If Zinnia wishes to change or add any such countries, Zinnia shall provide no less than sixty (60) days’ prior written notice to Customer where Zinnia shall set forth the new proposed country and reason for the new proposed country. Upon receipt of Zinnia’s written notice, Customer shall have twenty (20) days to reasonably object to such country change by providing written notice to Zinnia. If Customer does so, Zinnia shall not make such change and the parties shall mutually discuss alternatives as necessary. If Customer does not provide written notice of objection within the prescribed time, Zinnia may proceed with the change in country. Notwithstanding any provision of this Agreement or an Order to the contrary, in no event shall Zinnia or any of its subcontractors access, transmit, or store any Customer Data or perform any Services from any locations where doing so is prohibited by law, such as but not limited to, any laws prohibiting the offshoring of certain data.

21.	Monthly and Quarterly Business Review.

Once per month during the Term of this Agreement, the parties will meet to discuss the general state of the Services and any major issues that need attention. The topics of discussion may include, but not necessarily be limited to, SLAs, Change Orders, and incident management. These monthly meetings may be conducted remotely at a mutually agreed date and time and will include executive level individuals from each party (specific individuals to be mutually agreed). One individual attending each meeting will be tasked with recording the minutes of the meeting, topics of discussion, and any takeaway items requiring future action or follow up.

Once per quarter during the Term of this Agreement, the parties shall meet to discuss broader issues relating to the Services. The topics of discussion may include, but are not necessarily be limited to, any topics discussed in monthly meetings, as well as technology updates, security reviews, and other strategic initiatives. These quarterly meetings will be conducted in person (although individual may from time to time attend remotely) at a mutually agreed location, date, and time and will include executive level individuals from each party (specific individuals to be mutually agreed). One individual attending each meeting will be tasked with recording the minutes of the meeting, topics of discussion, and any takeaway items requiring future action or follow up.

22.	Artificial Intelligence.

Zinnia will not use AI Systems (a) to make or support consumer decisions, (b) to the extent restricted by laws or regulation applicable to Customer or Zinnia in its performance of the Services without the prior written consent of Customer (which Customer may or may not provide in its reasonable discretion). Additionally, Zinnia will not use Customer Data, or Customer’s third party vendor data that is sent to Zinnia by Customer for provision of the Services, to train any Artificial Intelligence, AI System, Machine Learning, or other similar systems that are intended for commercial distribution, and will not allow third-parties to do so, without prior written consent from Customer. The foregoing does not limit Zinnia’s ability to use such data for training or fine-tuning Zinnia’s internal Artificial Intelligence, AI Systems, or Machine Learning that are used internally by Zinnia related to provision of the Services and subject to the other requirements in this Agreement governing the use of Artificial Intelligence provided that such data is not combined with any data that is not Customer Data or Customer’s third party vendor data in such a way as could reasonably be expected to expose Customer Data or Customer’s third party vendor data to third parties .Any use of Artificial Intelligence by Zinnia related to its performance of the Services will at all times be in compliance with Exhibit 6.

23.	Non-Solicitation.

The parties agree that, unless otherwise agreed to by the parties in writing, during the Term of this Agreement and for a period of one (1) year after the expiration or termination of this Agreement, neither party shall directly or indirectly solicit for hire as an employee or engagement as an independent contractor an employee of the other party who is or was, within one year, involved with the provision of the Services or receipt of the benefits thereof provided under this Agreement; provided that this prohibition shall not apply in respect of: (a) any such employee who responds to general advertisements or solicitations or recruitment searches not specifically targeted by the party or any of its Affiliates at any of the other party’s employees or who is referred by search firms or employment agencies or similar entities so long as such entities have not been instructed by the party or any of its Affiliates or representatives to solicit such employees; (b) any such employee who approaches the party of his or her own initiative, without any direct or indirect solicitation by the other party or any of its Affiliates or search firms, employment agencies, or similar entities engaged by them; (c) any such employee who has been given or has given notice of termination or resignation to the other party prior to commencement of employment discussions between the party and such specific employee; or (d) any such employee with whom the party or any of its Affiliates are currently having employment discussions prior to the date of this Agreement, or any hires made by the party pursuant to any of the foregoing. The Parties agree that, in the event of any violation of this provision, the liquidated damages to be paid by the breaching Party, as its sole obligation, shall be [***] or [***], whichever is less.

[SIGNATURES ON NEXT PAGE]

ZINNIA TECH SOLUTIONS LLC	DELAWARE LIFE INSURANCE COMPANY

By:	By:

Printed Name:	Printed Name:

Title:	Title:

Date:	Date:

EXHIBIT 1

SECURITY PROCEDURES

This Exhibit specifies requirements for security for Customer Data.

1.	Definitions

1.1.

“Systems and Networks” means hardware, software (including the copies of Zinnia’s proprietary technology and third party technology installed thereon) and telecommunication facilities employed by Zinnia to receive, process, maintain, transmit and store data, whether or not such hardware, software and telecommunications facilities are also used to host other parties’ confidential or other information or software.

1.2.

“Security Incident” means any successful attempt, or attempt Zinnia has reasonable confidence was either successful or material, to gain unauthorized access to, disrupt or misuse an information system containing Customer Data or information stored therein, including any unauthorized access, acquisition, use or Processing of Customer Data.

1.3.

“Multi-Factor Authentication” means authentication through verification of at least two (2) of the following types of authentication factors: (i) knowledge factors, such as password; (ii) possession factors, such as a token or text message on a mobile device; or (3) inherence factors, such as a biometric characteristic.

1.4	“Notification Related Costs” shall include [***].

2.	Information Security Management

2.1.

Zinnia has and will implement and maintain during the term of the Agreement reasonable and appropriate security measures, compliant with applicable data security laws, including physical, technical and administrative policies to ensure the confidentiality, integrity and availability of Customer Data. When appropriate, such measures will be approved by senior management and contain sanctions for non-compliance. Zinnia’s security policy(ies) will provide a framework for information security management within its overall organization. Zinnia will also have guidelines or policies for securing personal information.

2.2.

Zinnia will have dedicated resources (e.g., manager or group) to foster and focus on information security efforts. Zinnia will maintain the following details of such resources: contact details, a name, phone number and email address. Such resources shall use reasonable and appropriate efforts to maintain and enforce the security measures.

2.3.

Without limitation to any of the foregoing, Zinnia will have a written security program that provides a framework for information security management within their organization (together with the security measures set forth at section 2.1, the “Security Program”). Zinnia will periodically review and update the Security Program to ensure it continues to provide adequate protection to the Customer Data, consistent with the objectives described in this Exhibit. At a minimum, the Security Program should address the following key points:

a.	The delegation and assignment of responsibilities for security;

b.	Management oversight for the Security Program and its deployment;

c.	The means for managing security and associated risks within the enterprise;

d.	Policies and procedures for data confidentiality and privacy;

e.	Appropriate methods for the secure handling of Customer Data; and

f.	Incident response in the event of a Security Incident.

2.4 As part of the Security Program, Zinnia will maintain appropriate activity logs relating to the use and processing of Customer Data, to include login, policy action, action within the application, transaction events, and logouts, which logs shall be provided to Customer upon reasonable request.

2.5.	Reserved

2.6. At a minimum, the Security Program and safeguards for the protection of Customer Data shall include: (i) limiting access to Customer Data to authorized Zinnia employees, non-employee workers, consultants, temporary workers, third-party vendors, and subcontractors that have a need to know in order to perform the Services; (ii) securing business facilities, data centers, paper files, servers, backup systems, and computing equipment, including, but not limited to, all mobile devices and other equipment with information storage capability; (iii) implementing network, application, database, and platform security; (iv) securing information transmission, storage, and disposal; (v) implementing authentication and access controls within media, applications, operating systems, and equipment, including where applicable, Multi-Factor Authentication to protect against Security Incidents; (vi) encrypting Personal Information stored on any media, including mobile media; (vii) encrypting Personal Information transmitted over public or wireless networks; (viii) logically segregating Customer Data from information of Zinnia or its other customers so that Customer Data is not commingled with any other types of information, and ensuring production and non-production instances of Zinnia’s applications are segregated and no unmasked Customer Data is present in a non-production instance; (ix) conducting regular risk assessments, risk-based penetration testing, and vulnerability scans and promptly implementing, at Zinnia’s sole cost and expense, a corrective action plan to remediate or mitigate any issues that are reported as a result of the testing; and (x) providing appropriate privacy and information security training to Zinnia’s employees.

2.6. Zinnia will comply with the procedures for physical security as described on Attachment C (Physical Security Procedures) to Exhibit 1 (Security Procedures).

3.	Internal Audit / Security Reviews

3.1.

Annual security audits or assessments, including testing of the system of controls, will be performed by an independent corporate audit group on a periodic basis. The audits should include testing of Zinnia’s information security procedures, including backup and business continuity plan, as part of its Security Program. Zinnia shall upon request provide summaries of tests and assessments to Customer.

3.2.

SSAE 18. Each year, Zinnia will engage an internationally recognized third party auditor to conduct a SSAE 18 (or a generally accepted successor standard) audit with respect to the Services and provide a SOC 1, Type II report and a SOC 2, Type II report, at Zinnia’s cost and expense. Zinnia will provide Customer and its external auditors with a copy of such report to the extent related to the provision or receipt of the Services, and Customer may share a copy of such report with its customers, customer’s agents, and regulators. If Zinnia issues a qualified audit report provided pursuant to this Section, Zinnia will develop a remediation plan for affected controls as soon as is feasible and with such timing discussed and agreed to by Customer, but in no event later than 90 days after delivery of the qualified report. Zinnia will reasonably promptly implement such remediation plan and use its best efforts to remediate findings within 180 days after delivery of the report where possible based on the nature of the finding. Zinnia will provide Customer with timely updates on the progress of such plan until remediation is completed. It will be considered a material breach of the Agreement if Zinnia does not use its commercially reasonable efforts to remediate findings within 180 days after delivery of the report.

3.3.

Zinnia will have a process for timely correcting control deficiencies that have been identified in audits or assessments, consistent with the severity of the risk or vulnerability so identified, including follow up documentation providing evidence of such corrections. The foregoing notwithstanding, Zinnia will prioritize and reasonably promptly remediate critical- and/or high-level finding(s) or issue(s) identified in accordance with Zinnia’s Security Program. Zinnia will use commercially reasonable efforts to address audit findings and remain compliant with published industry standards.

3.4. Upon Customer’s written request, to confirm Zinnia’s compliance with this Exhibit, as well as any applicable laws, regulations, and industry standards, Zinnia will reasonably promptly and accurately to the best of its knowledge complete a commercially reasonable written information security questionnaire provided by Customer, regarding Zinnia’s business practices and information technology environment for handling Customer Data..

4.	Personnel Practices

4.1.

Zinnia will ensure that written confidentiality agreements are signed by all employees, non-employee workers, consultants, temporary workers and other persons, such as third party vendors and subcontractors, who have access to Systems and Networks and facilities containing Customer Data, and all such individuals shall also promptly complete Customer’s fraud training. Zinnia will ensure that all requirements in the preceding sentence are completed before any such individual has access to Systems and Networks and facilities containing Customer Data.

4.2.

Zinnia will ensure that pre-employment screening is performed in accordance with Attachment A (Basic Employee Background Investigation Policy Requirements) to Exhibit 1 (Security Procedures) for all employees, non-employee workers, consultants, temporary workers and other persons, such as vendors, hired or engaged after the date of the Agreement and who provide Services to or for Customer.

4.3.

Zinnia will apply the Disqualifying Standards as contained in Attachment B (Background Check Disqualifying Standards) to Exhibit 1 (Security Procedures) to all current and future employees who provide Services to Customer to the extent that disqualifications are encountered in the pre-employment screening process or otherwise come to Zinnia’s attention.

4.4.

All employees, non-employee workers, consultants, temporary workers and other persons, such as third party vendors and subcontractors who have access to the Systems and Networks and facilities and are performing Services to Customer will be made aware of, and be required to adhere to, the Zinnia Security Program, and have appropriate training in security practices including the handling of sensitive data.

5.	Employee Remote Electronic Access

5.1.

Persons electronically accessing data in Systems and Networks remotely will be authenticated using Multi-Factor Authentication, provided that any employees of Customer who access Systems and Networks must use Customer’s Multi-Factor Authentication.

5.2.

Employee remote access solutions will technically prevent the export of Customer Data by Zinnia employees, non-employee workers, consultants, and temporary workers to any computer or device not controlled by Zinnia, including such Person’s personal local computer situated outside the Zinnia’s facilities.

6.	Storage of Data on Mobile Devices

6.1.	Zinnia will ensure the security of Customer Data on distributed devices by requiring the following:

a.

No mobile devices not belonging to Zinnia will be allowed to store such data, except in accordance with Zinnia’s mobile device policy. The term “mobile device” includes, but is not limited to, laptop computers, mobile phones, or other portable electronic devices with storage capability;

b.	If any storage device, laptop or other mobile hardware contains or may contain Customer Data, such data will be encrypted with a minimum 128-bit encryption key length; and

7.	Back-up and Business Continuity Plans

7.1.	Zinnia will have and maintain a data backup and offsite storage process, including backup/storage schedules and control requirements that address the following:

a.

Zinnia will have business continuity plans in place which define contingency plans and which enable Zinnia to recover business operations and data critical and essential to the delivery of the Services after a business disruption. Zinnia’s business continuity plans must provide for the testing of such contingency plans. Zinnia will indicate the frequency of such testing and ensure that those plans ensure the Zinnia’s service level commitments to Customer can be met; and

b.

Data backups stored both on and off the Zinnia’s site will be maintained in a secure climate-controlled environment with sufficient controls to ensure the backup media are actually being received by the storage facility and that transportation boxes containing such media have not been tampered with, diverted or lost during transport.

7.2.

Without limiting the foregoing, Zinnia shall implement and maintain a disaster recovery plan, consistent with industry standards and reasonably acceptable to Customer, to be implemented in the event of a Business Interruption, which plan shall be tested regularly and not less that once annually. The Term “Business Interruption” means (i) any material interruption of or interference with Zinnia’s ability to continue to provide the Services, including any denial of service or inability to access the Systems and Networks, or (ii) any event, whether anticipated or unanticipated, which disrupts the normal course of business operations.

7.3.

Zinnia will provide reasonable summaries of its disaster recovery and business continuation plan to enable Customer to verify the sufficiency of the plan upon Customer’s request and, upon request, will certify to Customer that each plan operates in accordance with its objectives.

8.	Security and Processing Controls

8.1.	Zinnia will have standards and procedures in-place to address system configuration, operation and management controls for the Systems and Networks, including the following:

a.	Industry-standard security technologies to protect Customer Data, including but not limited to physical access controls and logical access controls;

b.	Security controls appropriate for the Systems and Networks and their application environment as recommended by manufacturers and best practices published by industry organizations;

c.	Identification and patching of security vulnerabilities consistent with the following protocol:

Critical – within 15 days

High – within 30 days

Medium – within 90 days

Low – Based on risk assessment and prioritization;

d.	Change control process and procedures;

e.	Problem management;

f.	Incident detection, response and management; and

g.	Data access entitlement and a review process for existing entitlements and changes to them.

8.2.

If Zinnia connects to the Internet or other external facilities it will have in place technology controls including firewalls, security monitoring and alerting systems (i.e., Intrusion Detection Systems).

8.3.	In the event of a Security Incident, upon reasonable request, and to the extent permitted by law, Zinnia will share with Customer all relevant access logs regarding the impacted Customer Data.

9.	Notification & Reporting Obligations

9.1.

Zinnia will inform Customer of the following events without undue delay, as soon as practicable after the event, but unless prohibited by law, no later than 48 hours after Zinnia becomes reasonably assured that one of the following events occurred:

a.	Any Security Incident affecting Customer Data;

b.	Termination of any personnel for cause, where related to such personnel’s misuse or compromise of Customer Data;

c.	If permitted by applicable law, any law enforcement or governmental investigation or inquiry into suspected misuse or abuse of Systems and Networks affecting Customer Data; and

d.	The loss of any physical device that may reasonably have contained Customer Data.

9.2	Intentionally omitted.

9.3. Notice and reporting as required by Sections 9.1 and 9.2 of this Exhibit will be provided by e-mail to both Customer e-mail addresses as follows:

privacy@delawarelife.com

infosec@group1001.com

9.4. Any notice pursuant to Sections 9.1 or 9.2 will summarize, in reasonable detail and to the extent known, the nature and scope of the event (including a description of all impacted Customer Data) and the corrective action already taken or planned by Zinnia. The notice will be timely supplemented to the level of detail reasonably requested by Customer, inclusive of relevant non-privileged investigative or forensic reports. For the avoidance of doubt, Zinnia has an ongoing obligation to update such notice until the reportable event has been resolved.

9.5. Immediately following Zinnia’s notification to Customer of a Security Incident Zinnia agrees to reasonably cooperate with Customer in Customer’s handling of the matter, including, without limitation: (i) providing information regarding any investigation;; (ii) making available all relevant records, logs, files, data reporting, and other materials required for Customer to comply with applicable law or regulation; and (iii) providing to Customer an incident report and a report summarizing all lessons learned from the event and improvements to be made to prevent a recurrence of any similar event.

9.6. Zinnia will at its own expense use commercially reasonable efforts to immediately contain any breach.

9.7. Unless required by law, Zinnia will not inform Customer’s policyholders of any Security Incident without first informing Customer, other than to inform a complainant that the matter has been forwarded to Customer’s legal counsel.

9.8 If Customer is legally required to notify any individuals or regulators of a Security Incident, Zinnia shall reimburse Customer within thirty (30) days after receipt of an invoice with supporting documentation for all reasonable Notification Related Costs incurred by Customer arising out of or in connection with any Security Incident.

ATTACHMENT A TO EXHIBIT 1

BASIC EMPLOYEE BACKGROUND INVESTIGATION POLICY REQUIREMENTS

Persons Subject to Pre-Employment Screening	Scope of Pre-Employment Screening*

•

Employees

•

Non-employee workers

•

Consultants

•

Temporary workers

•

Other persons, such as vendors, hired or engaged by Zinnia after the date of the Agreement and who provide Services to or for Customer

•

Verification of Identity. Zinnia will verify each employee’s identity in accordance with Federal form I-9 or using a current driver’s license, a certified copy of the employee’s birth certificate, a passport, or through means such as an original social security card, and comparison of applicant’s physical characteristics with information furnished by employment, education and other records.

•

Employment History. Zinnia will obtain employment and unemployment history for the past seven (7) years and will verify claimed periods of employment, including military history, during the review period.

•

Educational History. Zinnia will verify the highest degree obtained, regardless of date granted. If applicant has higher education, Zinnia will verify by obtaining an official transcript from the educational institution or by performing a verbal validity check, and/or third-party background screening provider.

•

Criminal History. Zinnia will conduct a ten (10) year criminal conviction record check, covering all counties of residence and employment during such ten (10) year period. Convictions will not necessarily be a barrier to an employee being assigned to Customer. Factors, including, but not limited to, full disclosure in the application will be considered. Pursuant to the Violent Crime Control and Law Enforcement Act of 1994, however, individuals who have been convicted of a felony involving breach of trust or dishonest will be prohibited from providing Services to Customer unless they have obtained the requisite waiver from the appropriate insurance commission.

•

Financial History. Zinnia will run a credit check for each employee, and must obtain a credit report from one of the three major credit reporting firms; ; provided that such requirement does not apply to employees or workers based in India.

•

U.S. Department of Treasury, Office of Foreign Asset Control (“OFAC”). Zinnia will complete a current (within thirty (30) days before placement) OFAC check for each employee. Only those individuals who are not on the OFAC list will be placed at Customer.

*	Applicable to all persons listed in the “Persons Subject to Pre-employment Screening” column.

ATTACHMENT B TO EXHIBIT 1

BACKGROUND CHECK DISQUALIFYING STANDARDS

If Zinnia believes that applying any of the following disqualifying standards (“Disqualifying Standards”) would violate applicable law, including Title VII of the Civil Rights Act of 1964, as amended, Zinnia may disregard such standards to the extent Zinnia reasonably determines that to apply such standards would violate applicable law. The provisions below apply to only those persons actually engaged in performing activities for Customer.

Educational Misrepresentation	Employment Misrepresentation	Credit Issues*	Criminal Issues

•

If educational institution has no record of the individual attending the school and the candidate cannot provide supporting documentation

•

If documentation supplied by candidate is proven a forgery by the Zinnia

•

If candidate states that they have a degree on their resume but then discloses on the application that they did not graduate

•

If employer has no record of employment and candidate cannot supply a reference or documentation proving employment

•

If candidate lists one employer for a specific time frame on the resume and then discloses on the application that they were employed elsewhere during that time period

•

If candidate lists reason for termination as voluntary on the application and employer informs Zinnia that employee was terminated for cause

• Unpaid Tax Liens • Defaulted Student Loans • Unpaid Alimony • Unpaid Child Support • Charge Off Accounts and/or Collection Accounts exceeding $50,000

•

Any felony conviction occurring in the last ten (10) years that would make the individual subject to statutory disqualification as defined in Section 3(a)(39) and Section 15(b)(4) of the Securities Exchange Act of 1934.

•

Any felony conviction involving breach of trust or dishonesty, no matter when convicted, unless the convicted individual has obtained the requisite waiver from the appropriate insurance commissioner pursuant to the federal Violent Crime Control and Law Enforcement Act of 1994(18 U.S.C. §§ 1033-1034) or the state equivalent of such Act.

•

A listing on the OFAC list

•

Any misdemeanor conviction involving fraud, false statements or omissions, wrongful taking of property, bribery, forgery, counterfeiting or extortion in the last 10 years that would make the individual subject to statutory disqualification as defined in Section 3(a)(39) and Section 15(b)(4) of the Securities Exchange Act of 1934.

•

Any instance where the candidate has indicated that they do not have any criminal convictions but subsequent check of criminal records reveals a conviction

*	Ignore debts discharged pursuant to bankruptcy proceedings.

ATTACHMENT C TO EXHIBIT 1

PHYSICAL SECURITY PROCEDURES

Guidelines for minimum physical security measures to be implemented at service locations processing Customer Data (“Zinnia Service Location(s)”).

1.	Scope

1.1.

Zinnia will maintain a corporate security function (“Zinnia Corporate Security”) that will manage the security and life safety functions of the firm. Zinnia Corporate Security is expected to review the security posture of every Zinnia Service Location and prepare a Security Plan (defined below) based upon Zinnia’s corporate standards and the policies detailed in this document.

2.	Administration/Reporting

2.1.	Security Responsibility

a.

Every Zinnia Service Location, regardless of size, must have one (1) person responsible for security matters. An appropriate employee will be given this assignment to maintain reliability and assurance.

2.2.	Duties, Location Security Representative (All Locations). Zinnia will:

a.	Prepare a security plan (“Security Plan”) that conforms to the guidelines set forth in this document and in those policies set forth by the Corporate Security Department.

b.	Ensure that fire evacuation plans and any other crisis plans applicable to that Zinnia Service Location, are viable and tested as required.

c.

Maintain a file containing any material security related problems that occur in the Zinnia Service Location; security and safety related issues in the building; and incidents that occur in the city/country that relate to security/safety, of Zinnia, its personnel, and its customers.

d.

Report significant incidents to Zinnia corporate security in a timely manner. Track and report on an ongoing basis those local incidents that denote a significant threat or that may adversely affect Zinnia and/or the Zinnia Service Location.

e.	Maintain the emergency contact lists for both local contacts and for internal Zinnia notification.

2.3.	Reports (All Locations).

a.	Security/safety related reports will be issued to Customer by exception only to avoid unnecessary reporting.

b.

Reports will be necessary when a significant security/safety related incident occurs in the Zinnia Service Location or to their personnel; a threat develops that could affect Zinnia’s operation; a significant political event occurs or is anticipated that may affect security; any other incident or threat that the Zinnia Service Location feels would assist Zinnia Corporate Security to offer assistance or guidance.

c.	Zinnia Corporate Security will request additional information from a Zinnia Service Location, as needed.

d.

Reports shared by Zinnia with Customer may be redacted to exclude confidential customer information. However, all issues that relate to the general security/safety environment in the Zinnia Service Location that could reasonably be expected to affect Customer interest should be disclosed by the Zinnia.

3.	Corporate Security

3.1.	Zinnia Corporate Security will maintain a central repository of copies of Zinnia Service Location Security Plans.

3.2.	Zinnia Corporate Security may assist any Zinnia Service Location in developing its Security Plan.

4.	Physical Security

4.1.	Access Control

a.

The goal of a facility access control system and its procedure is to limit access to those who have a legitimate reason for entering and to restrict the movement of visitors and Zinnia to those parts of the facility where they have a legitimate purpose. In some cases, this restriction will apply to employees, as in the case of limiting access to a computer/equipment room, cage area or segregated department.

b.

Zinnia Service Locations will utilize access control systems. All Zinnia Service Locations that are used to provide the Services and that do not utilize and maintain functioning electronic access card systems must be pre-approved by Customer.

(i)	Electronic Access Cards:

(1)	Can be used as an ID Card when required.

(2)	Creates a record of persons entering access doors at all times.

(3)	Avoids the time and cost of replacing keys, locks, etc.

(ii)	Receptionist:

(1)	All Zinnia Service Locations shall have a receptionist or security officer during working hours.

(2)	All Zinnia Service Locations must have some means of controlling access after regular business hours when the receptionist or security officer is not present, such as:

(A)	CCTV on access points in conjunction with electronically controlled latch; or

(B)	Door locked and manually opened after hours upon presentation of ID by visitor to security officer or other employee; or

(C)	Security Officer posted at entry points.

4.2.	Alarms

a.	All Zinnia Service Locations must have an intrusion alarm system that, at a minimum, protects all perimeter openings and major data center portals.

b.	The extent of CCTV required will be site-specific and determined on a case-by-case basis. However, at a minimum:

(i)	Zinnia Service Location entry points and major data center portals will be covered by CCTV; and

(ii)	All cameras must be recorded with recorders located in a secure area and stored for a thirty (30) -day period.

5.	Visitors

5.1.	Reception Areas

a.	No Customer representative or visitor should be allowed past the reception area unless they have been positively identified and the person to be visited has verified the appointment.

b.	Where possible, visitors should be escorted.

c.

Access from reception areas to Zinnia Service Location space will be controlled by the receptionist or opened by the person escorting. If this is not operationally viable, alarms should alert security officers if a problem develops.

5.2.	Security Officers

a.	Security officers are a Zinnia Service Location option.

b.

Zinnia procedures for hiring security officers will follow the procedures substantially similar to those set forth in Attachments A (Basic Employee Background Investigation Policy Requirements) and Attachment B (Background Check Disqualifying Standards) to this Exhibit 1 (Security Procedures).

6.	Emergency Procedures

6.1.	Fire/Evacuation Plan

a.	All Zinnia Service Locations must have a fire/evacuation plan and must review it for personnel and other changes as required, minimally once a year.

b.

Every Zinnia Service Location must be familiar with the building’s fire/evacuation plan and how it affects Zinnia. Zinnia must conduct tests to ensure that employees recognize the fire alarm warning system.

c.	If deficiencies are found in a building’s plan or fire safety systems, reasonable effort must be made to rectify the problems. Zinnia Corporate Security assistance should be requested when necessary.

d.	All Zinnia Service Locations must have a fire alarm and suppression system.

6.2.	Emergency Contact Lists

All Zinnia Service Locations must maintain up to date emergency contact lists. At a minimum these lists should be updated quarterly and should contain the following information:

i.	A list containing the local Zinnia Service Location personnel who would be involved in security problems or other emergencies;

ii.	All government agencies that could lend support during an emergency;

iii.	Security vendors;

iv.	Utilities;

v.	Repair personnel, etc.; and

vi.	A list containing all pertinent contact personnel at headquarters and at other regional Zinnia Service Locations.

Exhibit 2

Data Processing Addendum

This Data Processing Addendum (“Addendum”) supplements the agreement(s) between Group 1001 IP Solutions, LLC (“Customer”) and Zinnia Tech Solutions LLC (“Vendor”) pursuant to which Vendor performs services for Customer (together with any addenda, schedules and other attachments to such agreement(s), the “Agreement”). Existing terms in such agreement(s) remain in effect except that this Addendum controls in the event of a conflict with such terms. Terms used herein shall have the meaning set forth in the Glossary attached hereto (regardless of how those terms may be defined in the Agreement).

1.

General Rights and Obligations. Vendor will Process Customer Data in compliance with applicable law at all times. Vendor will ensure that, at all relevant times during the term of the Agreement, all Vendor personnel engaged in the Processing of Customer Data are subject to enforceable obligations to maintain the confidentiality of such Customer Data and to comply with the other relevant obligations and restrictions of this Addendum.

2.

Processing Instructions. Vendor will Process Customer Data solely for the purpose of performing the services and/or other obligations of Vendor under the Agreement (“Services”) and in accordance with Customer’s instructions as issued from time to time in writing (including as reflected by this Addendum).

3.	Specific Certification on Use of Personal Information. With regard to Personal Information which Vendor may collect, receive, or otherwise Process as a result of the Agreement, Vendor shall not:

a.

Sell, share, rent, release, disclose, disseminate, make available, transfer, or otherwise communicate orally, in writing, or by electronic or other means, Personal Information to another business or a third party for monetary or other valuable consideration (“sell” and “share” shall have the meaning as the terms are defined under applicable law, including CCPA);

b.

Retain, use, disclose, collect, sell, share, use, or otherwise Process Personal Information for any purpose other than for the specific purpose of, and as necessary for, performing the Services specified in the Agreement. For clarity, Vendor may not retain, use, or disclose the Personal Information for any other commercial purposes or outside of the direct business relationship between Vendor and Customer; or

c.

Combine Personal Information with that of another entity other than for the specific purpose of, and as a necessary for, performing Services specified in the Agreement or any business purpose as defined in regulations adopted pursuant to paragraph (10) of subdivision (a) of Cal. Civ. Code § 1798.185, except as provided for in paragraph (6) of subdivision (e) of Cal. Civ. Code § 1798.140 and in regulations adopted by the California Privacy Protection Agency.

By execution of this Addendum, Vendor hereby certifies that it understands the specific restrictions contained in this Section 3 and will comply with the same.

4.	Subcontracting.

If Zinnia engages any other person to assist it in Processing Personal Information for a business purpose on behalf of Customer, such engagement shall be considered subcontracting, and Zinnia shall comply with the subcontracting requirements and restrictions set forth in the Agreement. Further, the engagement will be pursuant to a written contract containing all applicable provisions of this Addendum and requiring the other person to observe all the requirements set forth in Cal. Civ. Code § 1798.140(ag)(1). All subcontractors will also be subject to the background check requirements in the Agreement.

5.

Cooperation to Facilitate Individual Rights Requests. Vendor will notify Customer promptly via email at infosec@group1001.com or as otherwise designated in writing by Customer, and in any case within 2 business days, if it receives any inquiry, complaint, request or claim (a “Request” or collectively, “Requests”) from an individual to exercise rights under applicable law with respect to Personal Information. Vendor will not respond to any such Requests without Customer’s prior written consent except to acknowledge receipt of the request, to the extent required by applicable law, or as necessary to confirm that the request relates to Customer or Customer Data. Vendor will cooperate fully with Customer, at Customer’s expense, with respect to, and facilitate Customer’s response to all such Requests. Without limitation, Vendor will promptly provide any reasonable information requested by Customer relating to Vendor’s Processing of Personal Information that is reasonably necessary for Customer to respond to a Request.

6.

Other Communications with Individuals. Unless required or recommended by applicable law, Vendor will obtain Customer’s written consent before delivering any privacy notices, terms and conditions, or similar materials or communications, to any individuals with respect to whom Vendor collects, creates, generates, or accesses Personal Information in connection with Vendor’s provision of Services. The foregoing does not apply to: (i( Vendor’s privacy notice (currently available at https://zinnia.com/privacy-policy/), (ii)terms of use for Zinnia.com, and (iii) any privacy notices, terms, or similar communications provided through consumer-facing sites or platforms operated by Vendor or its affiliates, including but not limited to Policygenius, Zinnia Live, and MyPolicyView.

7.	Data Retention, Return and Destruction.

Data Retention and Return. Vendor may retain Customer Data only for the period of time required for Vendor to perform the Services pursuant to the Agreement or requested in writing by Customer, or such longer period as may be required by applicable law, provided that Vendor shall implement appropriate measures to ensure such retained Customer Data is segregated and secured consistent with the Agreement, not further Processed except to the extent required pursuant to such law, and retained only so long as is necessary to fulfill such legal requirement. Upon termination or expiration of the Agreement for any reason, at any time upon Customer’s written request, or when retention is no longer permitted under the previous sentence, Vendor shall promptly return all Customer Data to Customer in the form provided or in a reasonable form requested by Customer. Vendor will never refuse for any reason, including Customer’s material breach of this Agreement, to provide Customer with the Customer Data in accordance with this paragraph.

a.

Data Destruction. Except to the extent prohibited by applicable law, Vendor will destroy all copies of Customer Data maintained by it or its subcontractors as required by Customer or applicable law. Customer’s right to direct data destruction under this provision will survive expiration or termination of the Agreement or this Addendum for any reason. Upon request, Vendor will provide Customer a certification signed by an officer or senior manager of its company attesting to such destruction.

8.

Data Transfers. Zinnia shall not transfer Customer Data outside of the United States, India, Ireland, and Canada without the prior written consent of Customer (email to suffice). For the avoidance of doubt, in all of these countries and in any other countries where Customer provides such prior written consent, Zinnia shall comply with Exhibit 1 (Security Procedures) regarding all Customer Data.

9.	Cooperation.

a.

Cooperation. Vendor will fully cooperate with Customer’s reasonable requests to meet Customer’s obligations under applicable law relating to Vendor’s Processing of Customer Data. Upon request, Vendor will cooperate with Customer in conducting assessments relating to Vendor’s Processing of Customer Data. Vendor shall notify Customer if it makes a determination that it can no longer meet its obligations under applicable law relating to Vendor’s Processing of Customer Data. Vendor hereby grants to Customer the right to take reasonable and appropriate steps, and shall cooperate reasonably with Customer in respect thereof to (i) ensure that Vendor uses Personal Information in a manner consistent with Customer’s obligations under applicable law and (ii) stop and remediate Vendor’s unauthorized use of Personal Information.

b.

Notification of Claims. Vendor will notify Customer promptly if Vendor becomes or reasonably believes it may become a party to claims or investigations relating to Vendor’s Processing of Customer Personal Information. Vendor will cooperate, at Customer’s expense, with Customer in responding to such claims or investigations.

10.	Miscellaneous.

a.

Non-Limitation / Conflict. The provisions of this Addendum are in addition to, and without limitation of, any other restrictions, protections or obligations imposed upon Vendor with respect to Customer Data under the Agreement. In the event of a direct conflict between this Addendum and any provisions of the Agreement, this Addendum will prevail to the extent of such conflict.

b.	Survival. These terms shall survive for so long as Vendor Processes or has access to any Customer Data or Customer information systems.

Glossary

“Customer Data” means any or all of the following, and all copies thereof, regardless of the form or media in which such items are held: (a) confidential information of Customer, including Personal Information (as defined herein); (b) data and/or information provided or submitted by or on behalf of Customer to Vendor regardless of whether considered confidential information; and (c) data and/or information submitted, stored, recorded, processed, created, derived or generated by Vendor as a result of and/or as part of the provision of Services or Products; provided, however, that Experience Data (as defined in the Agreement) is not Customer Data.

“Personal Information” means any and all information in any medium or format which Vendor accesses or acquires from Customer or its Affiliates, which Customer or its Affiliates provide to Vendor, or which Vendor collectors or acquires on behalf of Customer or its Affiliates that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular consumer, household, or device. Without limitation, “Personal Information” includes information qualifying as “personal information,” “personal data,” “nonpublic personal information,” “nonpublic information” and similar terms under the applicable laws and their implementing regulations, including without limitation: (1) California Consumer Privacy Act of 2018 (Cal. Civ. Code § 1798.100, et seq.), as amended by the California Privacy Rights Act (“CCPA”); (2) 23 NYCRR Part 500; (3) the California Financial Information Privacy Act (Division 1.4, Section 4050, et seq.); and (4) Gramm Leach Bliley Act (15 U.S.C. § 6801, et seq.).

“Process” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether by automatic or manual means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Security Incident” means any successful attempt, or attempt Zinnia has reasonable confidence was either successful or material, to gain unauthorized access to, disrupt or misuse an information system containing Customer Data or information stored therein, including any unauthorized access, acquisition, use or Processing of Customer Data.

EXHIBIT 3 – SUBCONTRACTORS

NTT DATA, Inc. – (offshore, onshore and nearshore) information technology infrastructure support; application development, and application maintenance and support; (offshore, onshore and nearshore) staff augmentation. NTT DATA, Inc. subcontracts to NTT DATA Global Delivery Service Limited and NTT DATA Canada, Inc.

O’Neil Digital Solutions, LLC – print services.

RR Donnelley Global Investment Markets, a division of RR Donnelley & Sons Company – compliance mailing and printing; RR Donnelley subcontracts to RTC Direct Mailing for prospectus, annual and semi-annual report mailing and to MBS Insight, Inc. for NCOA scrubbing.

SOVOS Compliance (f/k/a Convey Compliance Systems, Inc.) – withholding calculations, payments to taxing authorities and tax statement mailing; Convey subcontracts to CDW for data hosting facilities and disaster recovery services and to Venture Solutions (f/k/a Scicom) for print services and incoming mail services.

Iron Mountain Information Management, LLC (f/k/a Stacks LLC) – file storage and document destruction.

TierPoint, LLC (f/k/a CoSentry.net, LLC) – back-up printing and disaster recovery.

Veritas Documents Solutions, LLC (an RR Donnelley Company) – compliance mailing.

Accenture LLP – systems upgrades and support; staff augmentation.

AdvantageTech, Inc. – staff augmentation.

Andrew Reise, LLC d/b/a Andrew Reise Consulting – staff augmentation (Delivery support such as Project Management, Business analysts, Programmers, etc.).

Broadridge Customer Communications Central, LLC - print and print related services.

Broadridge Mailing Services, LLC – postage and shipping services.

Cathedral Corporation – electronic statement presentment/rendering services for an existing archive of PDFs.

Clarion Resourcing – staff augmentation.

Cooperative Technologies, Inc. – access to the CT Ceding Carrier Contact and Replacement Requirements Database.

Deloitte Consulting, LLP - staff augmentation (Delivery support such as Project Management, Business analysts, Programmers, etc.).

Depository Trust and Clearing Corp – (Customer relationship) – positions, prices.

DST Systems, Inc. (Customer relationship) – FANmail/Vision, positions, prices.

Flexible Architecture and Simplified Technologies, Inc. – product setup, systems upgrades and support; staff augmentation (Delivery support for management of the Fast admin platform).

Hyland Software, Inc. – software set up, installation of system modifications, error correction and other application and database level development.

LexisNexis Risk Solutions FL Inc. – Validate dates of birth and locate lost contract holders and/or beneficiaries.

Microsoft - hosted subscription service.

Mphasis Limited (onshore and offshore) – staff augmentation, project-related work; managed services.

Premier Personnel, Inc., d/b/a Premier Employment Solutions – staff augmentation resources (Business Processes (call center, administrative, etc.).

Genpact (UK) Limited – US based staff augmentation

Records Center of Topeka, a division of Underground Vaults & Storage, Inc. – back up tapes storage.

SS and C Technologies, Inc. – Address Screener.

TriCom Technical Services, L.C. – staff augmentation (Delivery support such as Project Management, Business Analysts, Programmers, etc.).

Venio LLC, d/b/a Keane – lost shareholder searches.

VTX LLC – staff augmentation.

EXHIBIT 4 – POTENTIAL TERMINATED TPA OPERATIONS SERVICES

TPA Operations Service	Reduction of TPA Services Fee* (based on the Services provided on the date hereof)*

FAST/LifeCad Redemptions Full / Partial – ALL types (transfers, 1035 exchanges, etc...)	[***]

Banking Changes	[***]

FAST/LifeCad Claims Processing	[***]

LifeCad Initial Claims Packages	[***]

Licensing – processing	[***]

Licensing & Commissions – Calls	[***]

*

The percentage reduction is calculated based on the Services listed in the TPA Order Form as of the Effective Date. If any of these Services are removed, the percentage allocations for the remaining Services will be adjusted proportionately. Transitional Services are excluded from this calculation and will be scoped separately. In the event a Service is taken back, Zinnia will apply a proportional deduction to the associated pricing in the TPA Order Form to reflect the reduced service scope.

EXHIBIT 5 – COUNTRIES FOR SERVICES

1.	United States

2.	India

3.	Canada

4.	Ireland

EXHIBIT 6 - USE OF ARTIFICIAL INTELLIGENCE

This Exhibit governing the use of Artificial Intelligence (“AI Addendum”) contains additional terms and conditions to the Agreement that shall apply to the Services, as defined in the Agreement. Such terms and conditions have been updated to the extent Zinnia uses Artificial Intelligence to perform any material portion of the Services or to perform any Services that are exclusively dedicated to Customer. If any terms and conditions in this AI Addendum are different from, conflict with, or are inconsistent with, those in the Agreement, any Order or subscription document, or any of Zinnia’s online policies or terms and conditions (including, but not limited to, its privacy policy, terms of use, support policies, and service level agreements), the order of precedence shall be as follows (terms from a lower number shall have priority over, and shall control in the event of a conflict with, terms from a higher number): (1) the Order Addendum, to the extent the Order Addendum states that it expressly overrides the AI Addendum; (2) the AI Addendum; (3) the Agreement; and (4) Zinnia’s online policies or terms and conditions, except as expressly provided for herein.

1.	Definitions.

a.

“AI System” is an Artificial Intelligence machine-based system or model that can, for a given set of objectives, generate outputs such as predictions, recommendations, content (such as text, images, videos, or sounds), or other output influencing decisions made in real or virtual environments. For the avoidance of doubt, AI System excludes assistive software integrated into Zinnia’s standard business platforms for efficiency, such as predictive text, document summarization, code suggestion, or knowledge repository search.

b.

“Algorithmic Discrimination” is when automated systems contribute to unjustified differential treatment or adverse effects for individuals because of their race, color, ethnic origin, sex (including pregnancy, childbirth and related medical conditions, gender identity, intersex status, and sexual orientation), religion, age, national origin, disability, veteran status, genetic information, or any other classification protected by law. Depending on the specific circumstances, such algorithmic discrimination may violate legal protections. As such, the term “Algorithmic Discrimination” is used in this context (and not a technical understanding of discrimination as a distinction between elements).

c.

“Artificial Intelligence” means any data processing system or machine-based system that performs, or has the capability to perform, functions normally associated with human intelligence, such as reasoning, learning, self-improvement, predictions, recommendations, creative content, or other output influencing decisions made in real or virtual environments; provided that Artificial Intelligence does not include software or systems that operate solely on the basis of predefined rules, deterministic logic, or manually programmed scripts, without any capacity to learn, infer, or adapt from data inputs.

d.	“Machine Learning” refers to a field within Artificial Intelligence that focuses on the ability of computers to learn from provided data without being explicitly programmed.

e.

“Model Drift” refers to the decay of an AI System’s performance over time arising from underlying changes such as the definitions, distributions, and/or statistical properties between the data used to train the model and the data on which it is deployed.

2.	Consent and Disclosure Obligation.

a.

Zinnia will not use an AI System (i) to make or support consumer decisions, or (ii) to the extent restricted by laws or regulation applicable to Customer in its performance of the Services without the prior written consent of Customer (which Customer may provide or withhold in its reasonable discretion). If Customer withholds consent to the use of Artificial Intelligence, the parties shall promptly engage in good faith discussions to address the Customer’s concerns. If the parties are unable to resolve the issue within a reasonable period of time, the matter shall be escalated and resolved in accordance with the dispute resolution procedures set forth in Section 9 of the Services Agreement.

b.

Zinnia shall promptly disclose to Customer when and how an AI System that performs a material portion of a Service or makes decisions affecting consumers is used by Zinnia to provide the Services or create the Deliverables. These disclosures include describing in detail the kind of data being used in the AI System and the kind of data used to train the AI System, the purpose of the data in the AI System, how the outputs derived from the use of such data are applied by Zinnia when providing the Services or creating the Deliverables, and how Zinnia collects, uses, and processes Personal Information for its AI System. Zinnia will also disclose its use of AI Systems to Customer to the extent required by applicable law.

c.

If the continued use of any AI System used in the performance of the Services or in the creation of the Deliverables could reasonably be expected to violate any law applicable to Customer or Zinnia, Zinnia shall promptly notify Customer and immediately commence reasonable efforts to cease the use of such AI System and in any event cease such use before the applicable law or regulation becomes effective unless Customer directs otherwise.

3.	Human Oversight. Zinnia will ensure there is human oversight of material decisions affecting consumers that are made by Artificial Intelligence.

4.

Machine Learning or AI Development. Data or information provided by Customer, including data or information subject to a third-party license, may not be used for any third-party Machine Learning or Artificial Intelligence development purposes.

5.

Audit/Request for Review. Upon notice, Customer may request (i) human review of any material decision affecting consumers that is based on Artificial Intelligence and (ii) information to describe the purpose, rationale, and decision-making process of its AI System, and the way in which it generates an output that enables Zinnia to provide the Services or create the Deliverables. Zinnia shall cooperate with Customer on regulatory inquiries and investigations pertaining to any AI Systems used in the Services or Deliverables and shall promptly deliver all reasonably requested information or data to Customer, including, without limitation, documentation pertaining to validation, testing, and auditing of its AI System, including evaluation of Model Drift.

6.	Legal Compliance. Zinnia will ensure that all of its use of Artificial Intelligence complies with all applicable laws.

7.

Mitigation of Discrimination and Bias. Zinnia will implement appropriate safeguards to assess, monitor, and mitigate Algorithmic Discrimination and unlawful bias arising from any Artificial Intelligence that makes material decisions affecting consumers.

8.

Regular Testing. Zinnia will perform regular testing to identify Model Drift, inaccuracies, Algorithmic Discrimination, or biases arising from its use of Artificial Intelligence to make material decisions.

9.

Security and Safety. Zinnia will apply a systematic risk management approach to all phases of its AI System life cycle on a continuous basis to ensure compliance with Zinnia’s obligations under the Agreement relating to the protection of Customer Data and Personal Information.

10.	No Relief from Obligations. The use of Artificial Intelligence does not relieve Zinnia of any obligations under this Agreement.

11.

Flowdowns to Subcontractors. Zinnia will be responsible and liable for its Subcontractors’ activities pursuant to this AI Addendum to the extent that such activities would, if performed by Zinnia, breach this AI Addendum.

12.

Future Changes. The parties acknowledge and understand that the topic of Artificial Intelligence is quickly changing and evolving. The parties will promptly discuss and work in good faith to address any changes that are needed to this Exhibit based on any recent developments to Artificial Intelligence that may be relevant. If any specific AI system or its use becomes subject to regulation, the parties shall amend this Exhibit to reflect appropriate adjustments.